UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                        ---------------------------------

                                    FORM 8-K

                        ---------------------------------

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): February 25, 2003

                           FIRST MERCHANTS CORPORATION

             (Exact name of registrant as specified in its charter)

                                     INDIANA

                 (State or other jurisdiction of incorporation)

0-17071                                                  35-1544218
(Commission File Number)                       (IRS Employer Identification No.)

200 East Jackson Street
P.O. Box 792
Muncie, Indiana                                          47305-2814
(Address of principal executive offices)                 (Zip Code)

       Registrant's telephone number, including area code: (765) 747-1500



ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(c)      Exhibits.

         Exhibit 99 2002 Annual Report to Shareholders (Furnished pursuant to Regulation FD)


ITEM 9.  REGULATION FD DISCLOSURE.

         On February 25, 2003, the Registrant mailed its 2002 Annual Report to Shareholders to its shareholders of record on February 13, 2003. The 2002 Annual Report to Shareholders is attached hereto as Exhibit 99 and is incorporated herein by reference. The 2002 Annual Report to Shareholders is being furnished by the Registrant pursuant to Regulation FD and is not being filed.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 By:  /s/  Larry R. Helms
                                    --------------------------------------------
                                           Larry R. Helms, Senior Vice President


Dated:  February 25, 2003

                                  EXHIBIT INDEX
                                  -------------


Exhibit No.                     Description
-----------                     -----------
    99                          2002 Annual Report to Shareholders

                          First Merchants Corporation

                                 Exhibit No. 99

                       2002 ANNUAL REPORT TO SHAREHOLDERS

                                [GRAPHIC OMITTED]

Your Partners
  In Success

                                              [LOGO] First Merchants Corporation

Mission & operating philosophy                                    2

Financial highlights                                              3

To our shareholders                                               4

Your partners in success                                          7

2002...the year in review                                        16

Five-year summary                                                18

Investor summary                                                 19

Stock & dividend information                                     20

Market area                                                      21

Corporate profile                                                22

Directors                                                        23

Officers                                                         24

The photo on the cover and title page was taken at the First Merchants Corporation Mega Conference on October 14, 2002.

The event brought together all employees of the Corporation for a day-long program of training, sharing and partnership building.

Photography by Andy Oehler

                                     [LOGO]

                                 [PHOTO OMITTED]

OUR MISSION
-----------

First Merchants Corporation will be the financial institution of choice in its coverage markets for banking, trust and insurance services.

CORPORATE VALUES
----------------

CLIENT

o Producing client satisfaction through delivering quality products and superior quality service

SERVICE

o Providing employees with growth opportunities for personal achievement and career satisfaction

COMES

o     Achieving a superior return on our shareholders' investment

FIRST

We will take the "Extra Step" to recognize client needs, to exercise initiative in developing sales and service opportunities and to service client needs in a personal, reliable and professional manner.

OUR OPERATING PHILOSOPHY
------------------------

To achieve our mission, we seek to implement five objectives which define the way we conduct our business.

We strive to be:

o     Client-Focused...

      placing our clients' needs and superior client service as our highest priority;

o     Value-Driven...

      providing products and services of high value at competitively fair prices;

o     Plan-Disciplined...

      achieving market initiative and superior financial results through planning;

o     Committed to Recruiting & Retaining Achievers...

      creating an environment of personal growth, trust and team work which encourages and allows all of our employees to reach their highest level of achievement;

o     Decisive Leaders...

      doing the right things in all that we do, communicating our position and acting on it.

Financial Highlights

(table dollar amounts in thousands, except per share data)

                                                          2               2
                                                          0               0
                                                          0               0
                                                          2               1

At Year End

Total Assets .................................       $2,678,687       $1,787,035

Stockholders' Equity .........................          261,129          179,128

Total Loans ..................................        2,025,922        1,359,893

Securities ...................................          342,062          240,322

Total Deposits ...............................        2,036,688        1,421,251

Trust Accounts at Market Value

    (not included in banking assets) .........        1,332,723        1,374,026


For the Year

Interest Income ..............................       $  146,682       $  120,435

Interest Expense .............................           53,759           56,074

Net Interest Income ..........................           92,923           64,361

Total Other Income ...........................           27,077           18,543

Total Other Expenses .........................           71,009           45,195

Net Income ...................................           27,836           22,209


Per share (1)

Basic Net Income .............................       $     1.79       $     1.71

Diluted Net Income ...........................             1.77             1.69

Cash Earnings (2)  ...........................             1.80             1.77

Cash Dividends ...............................              .90              .88

Book Value ...................................            16.00            13.46

Market Value (Dec. 31 Bid Price) .............            22.75            22.87


Averages During the Year

Total Assets .................................       $2,406,251       $1,689,694

Total Loans ..................................        1,842,429        1,270,555

Securities ...................................          314,409          292,901

Total Deposits ...............................        1,857,053        1,331,631

Diluted net income per share (1)
(in dollars)

    [THE FOLLOWING TABLE WAS DEPICTED AS A BAR CHART IN THE PRINTED MATERIAL]

 98                99                 00                  01                02
--------------------------------------------------------------------------------
1.34              1.43               1.58                1.69               1.77

return on average equity
(percent)

    [THE FOLLOWING TABLE WAS DEPICTED AS A BAR CHART IN THE PRINTED MATERIAL]

 98                99                 00                  01                02
--------------------------------------------------------------------------------
12.09             12.75             14.10               13.36              11.72


average assets
(in millions of dollars)

    [THE FOLLOWING TABLE WAS DEPICTED AS A BAR CHART IN THE PRINTED MATERIAL]

 98                99                 00                  01                02
--------------------------------------------------------------------------------
1,254.2         1,397.2            1,532.7             1,689.7           2,406.3

(1)   Restated for a five percent (5%) stock dividend distributed September
      2002.

(2) Diluted Net Income plus amortization of purchase accounting adjustments and goodwill.

[PHOTO OMITTED]

A Commitment
to Partnership

In 2002, First Merchants

Corporation achieved its

27th consecutive year of

increased earnings, a record

matched by only two dozen

U.S. publicly traded companies.


During the last half of 2002,

we initiated the process of

combining our trust and

investment services into a

single stand-alone company.

Through this unification

the new entity...

Merchants Trust Company...

became one of the largest

trust companies in Indiana.

To Our Shareholders:

In times of economic, political and corporate governance uncertainty, it is gratifying to report to our shareholders another year of successful performance.

In 2002, First Merchants Corporation achieved its 27th consecutive year of increased earnings, a record matched by only two dozen U.S. publicly traded companies. This is an unusual level of accomplishment given the volatility in our economy over the last two years. We attribute our success to our relationship with our clients, the ability to affiliate with quality community banks in our Corporation, and a continuing commitment toward achievement demonstrated by our staff.


27th consecutive year of earnings growth

Our corporate earnings grew to $27.8 million in 2002. Our earnings per share were $1.77. These earnings were achieved from an asset base of $2.7 billion, a 49.9% increase over last year. Our earnings represent a 1.16% return on assets, which compares favorably to our industry peer group. First Merchants Corporation has achieved quality performance for many years, as our earnings history attests.

Loan growth

First Merchants Corporation again experienced robust growth in its loan portfolio. Commercial loans increased by 34.7%. Mortgage lending, fueled by low interest rates and demand for new housing, grew by 37.2%; mortgage origination revenues increased by 38.6% to $1.7 million. Commercial, residential and consumer lending continued to be driven by our commitment to regional economic development and support of the communities we serve.

Trust & investment growth

The Trust & Investment Divisions of our banks continue to be significant contributors to First Merchant Corporation's earnings. Despite the travails of the public securities markets, total revenue produced by these activities amounted to $6.25 million.

During the last half of 2002, we initiated the process of combining our trust and investment services into a single stand-alone company. With the full support of the regulators, this initiative culminated in the formation of the Merchants Trust Company on January 1, 2003. This wholly owned subsidiary of the Corporation will continue its delivery of high-quality services to our many clients as well as expand our presence into other attractive venues.

Insurance services

First Merchants Corporation is a majority member in the Indiana Title Insurance Company, with two other banking partners. In its first year of operations under this structure, Indiana Title Insurance Company added $912,000 in revenue while providing invaluable additional service to our lending programs.

First Merchants Insurance Services, our property casualty and health care insurance agency, continued to produce positive results in spite of a difficult insurance market. They acquired the Stephenson Agency in Madison County in August, and will likely see future additions in coming months.

Acquisitions of 2002

First Merchants Corporation continued its commitment to growth in 2002, through affiliation with community banks in attractive markets. Our merger with Lafayette Bancorp was completed April 1, 2002. This addition was our largest to date and added $770 million to our asset base.

In connection with this transaction, we successfully distributed in a public offering $53 million of Trust Preferred Securities. This issue of 8.75%, 30-year preferred securities was eagerly absorbed by the market and has traded at a premium since its debut under the symbol FRMEP.

In August 2002, we were especially pleased to announce a definitive agreement to bring Commerce National Bancorp into the First Merchants family. Commerce National Bancorp represents our first opportunity outside the State of Indiana, and positions the Corporation positively to develop the affluent markets of Columbus, Ohio, and its suburbs. This transaction is expected to close in early 2003 and will add approximately $320 million to our assets.

The structure of our business

First Merchants Corporation operates under a multi-charter business model, meaning that each affiliate bank retains its own charter, either Federal or State.

Each bank, the emphasis on individual bank, must undergo routine regulatory review of its assets and asset quality, capital adequacy, internal operating controls, liquidity, and management soundness. Each bank must stand on its own safety and soundness. First Merchants Corporation is only as strong as its partner banks and through this structure is able to assure its investors of an exceedingly high standard of oversight and financial stability.

[PHOTO OMITTED]

A Commitment
to Growth

Our commitment to growth through

affiliation with community banks

in attractive markets continued in

2002 with...

o     the completion of our merger with

      LAFAYETTE BANCORP and

o     a definitive agreement to bring

      COMMERCE NATIONAL BANCORP into the

      First Merchants Family -

      representing our first opportunity

      outside the state of Indiana and

      putting the Corporation into

      position to develop the affluent

      markets of Columbus, Ohio, and its

      suburbs.

                                                                       continued

[PHOTO OMITTED]

A Commitment
to Excellence

The success that

First Merchants Corporation

has achieved is due to a

commitment to excellence

and a lot of hard work.

This commitment is the

foundation of our success.

Sarbanes-Oxley

In August 2002, Congress passed the Sarbanes-Oxley Act to improve corporate governance and accountability, in the wake of the numerous business scandals that had shaken the markets and investor confidence. First Merchants Corporation has practiced many of the newly required provisions before the scandals occurred and before this legislation. For instance, Sarbanes-Oxley prohibits personal loans to executives. First Merchants Corporation has adhered to this provision of the 30-year-old Federal Reserve Regulation "O" in all its dealings with executives, directors and insiders. Sarbanes-Oxley mandates independence of auditors and director committees. First Merchants has consistently balanced its internal audit program with independent external audit firms that have no conflicting engagements with the firm. Its internal audit, compensation and nominating committees have been comprised of non-executive outside directors.

First Merchants Corporation has a historical commitment to the security and safety of client monies, and to the monies of its investors. First Merchants Corporation will continue to be in the forefront of sound governance and management oversight to reinforce the security and safety of all our partners.

Human capital

Most importantly, First Merchants Corporation focuses on the human side of our business. We provide our employees with a high level of training, as exemplified by our Corporate Mega Conference, shown on the cover of this report, in which all employees received training in corporate systems and operations. We assembled nearly 1,100 employees in Muncie to engage in training, team building and corporate stewardship exercises. Through this and other regular meetings, our community affiliate strategies, operational efficiencies, and sales systems can be easily introduced and implemented with any new partner.

The success that First Merchants Corporation has achieved is due to our commitment to excellence and a lot of hard work. Our directors, senior management, and employees have reinforced our commitment to the client and the shareholder. This commitment is the foundation of our success.

[PHOTO OMITTED]

Sincerely,

/s/ Michael L. Cox

Michael L. Cox
President and Chief Executive Officer

Your Partners in Success

                       2002 ANNUAL REPORT TO SHAREHOLDERS

                                [PHOTO OMITTED]

No man is an island entire of itself, every man is a piece of the continent, a part of the main. -- John Donne


Success is rarely accomplished

alone. Commitment, collaboration

and cooperation of a resolute team

is essential. At First Merchants

Corporation, the efforts of

literally thousands of people have

joined together to create our

record of solid achievement.

We know that we succeed when

others succeed. Partnerships with

each of our affiliate banks,

combined with a longstanding

commitment to community

partnership were critical factors

contributing to the Corporation's

positive record for 2002.


[LOGO] First Merchants Corporation

Your Partners in Success

                                [PHOTO OMITTED]


Partnerships often create

expanded markets

for their participating

organizations, including

a wider geographic reach

and/or access to new segments

of an established market.

Lafayette Bank & Trust...Our Largest Merger to Date

Lafayette Bank & Trust, a high-performing bank in a vibrant market, is the latest addition to the First Merchants Corporation family of Community Banks. The merger was completed on April 1, 2002, making this strong, strategic business partner First Merchants Corporation's largest merger to date.

Lafayette Bank & Trust Company first opened its doors on May 1, 1899, in downtown Lafayette, as a state-chartered Community Bank under the name of Lafayette Loan & Trust.

Lafayette is a community with a population of approximately 150,000 and a labor force of 100,000, drawing from neighboring counties. Lafayette was named the top city in Indiana in which to reside and was also named "Community of the Year" by the Indiana Chamber of Commerce in 2001. Money magazine ranked Lafayette number two on its June 1998 listing of the top Midwest small cities in the United States in which to live. This poll examined health care facilities, crime rates, the economy, housing, education, transit, weather, leisure and the arts, proving once again that Lafayette is a great place. Lafayette has also been listed 21st of 300 in the ranking of industry friendly communities in Industry Week.

[PHOTO OMITTED]

Tippecanoe County has one of the lowest rates of unemployment in Indiana. Approximately four percent of the population work in more than 100 manufacturing plants, such as Suburu-Izuzu, Wabash National, Caterpillar, Eli Lilly and Alcoa, to name a few. Lafayette is also home to other significant employers of educational, governmental and professional services. Its sister city, West Lafayette, is home to Purdue University, with 12,000 faculty and staff and 38,000 students.

Lafayette Bank & Trust has twenty offices in four counties - Tippecanoe, White, Jasper, and Carroll with assets of $762 million. As the financial leader in its area with 24% of the region's total deposits, it also ranked at the top of a recent survey by the Journal & Courier, which asked respondents what institution first came to mind for financial services. Since its beginnings more than a century ago, Lafayette Bank & Trust has provided trust services for residents and public entities, currently managing assets in excess of $300 million. Lafayette Bank & Trust has long been the leader in mortgage loans in its markets. Its senior mortgage lender was featured in the Mortgage Bankers magazine, which ranked him fifth of the "Top 50 Mortgage Bankers" in the country.

Over the years, the Bank has made two major acquisitions. In 1988, it purchased the Bank of Reynolds in White County, with assets totaling over $55 million.
In 1999, it acquired, from Bank One, three branches in Jasper County with deposits totaling $118 million. In 1995, it took the initiative and entered in-store banking and opened its first full-service branch inside Payless Supermarket stores. It has since partnered with Wal-Mart, increasing its in-store branches to four and extending its full-service hours to 70 per week. With the acquisition of Lafayette Bank & Trust, the First Merchants Corporate footprint now extends into northwest Indiana, an attractive market which is home to many Chicago commuters who appreciate the more affordable lifestyle.

Your Partners in Success

                                [PHOTO OMITTED]

Partnerships offer

expanded resources.

Partners have easier,

more convenient access

to important specialized

resources such as expertise,

space, technology and materials.

                                [PHOTO OMITTED]

Merchants Trust Company Unites Wealth Management Services

At the end of 2002, First Merchants Corporation announced the formation of Merchants Trust Company, a wholly owned subsidiary of First Merchants Corporation. The new company unites the trust and asset management services of all affiliate banks of the Corporation and represents one of the largest trust companies in the state of Indiana, with assets in excess of $1.3 billion.

First Merchants Corporation President and, CEO, Michael Cox said, "In forming Merchants Trust Company, we remain true to our commitment of partnering with local community banks to provide the personal service that our customers desire. The efficiencies gained in combining our trust services will give us greater resources in investment management, estate planning, retirement plan services, and state-of-the-art operating systems."

Headquarters for the Company will be in Muncie, Indiana, with trust offices in Muncie, Lafayette and Portland. Future expansion plans call for additional trust offices in Indianapolis and other markets where retail banking relationships currently exist.

Local senior management and trust administrators will continue to provide the hands-on, personal service to our trust and investment clients that they have come to enjoy. Our combined resources will allow us to expand our services, making our local trust offices the premier provider in each community First Merchants Corporation serves.

Merchants Trust Company provides a full range of trust and investment services for individuals, families, businesses, and not-for-profit organizations. In addition, the Company specializes in turn-key retirement plans, including pension plans, profit sharing, 401(k) and 403(b) plans, cross-tested plans, and cash balance plans.

Your Partners in Success

                                [PHOTO OMITTED]

New Insurance Partnership Offers Expanded Options

In October, First Merchants Insurance Services merged with Pendleton Insurance Company. Pendleton Insurance has been a part of its community since 1872. The new partnership will allow First Merchants Insurance Services to write insurance policies through more companies, providing more options for the consumer. First Merchants Insurance represents more than two dozen A+ rated insurance companies providing a comprehensive line of insurance plans for both personal and commercial needs.

                                [PHOTO OMITTED]

Partnerships offer

their participants

a sense of interdependence.

They offer both

connections and community.

Mega Conference...
      where all FMC employees come together

On October 14, 2002, the employees of First Merchants Corporation and its affiliate banks gathered at the Horizon Center in Muncie for a day of sharing and learning.

The FMC Mega Conference was designed to communicate First Merchants Corporation's vision and to clarify the services provided to the affiliate banks by corporate employees. Michael L. Cox, president and CEO, started the day with an opening address to all employees. The day's break-out sessions included presentations from compliance, finance, trust, human resources, sales and marketing, operations and technology, First Merchants Insurance Services and the Indiana Title Insurance Company.

Throughout the day, employees were able to put faces on the names of Corporation staff and meet fellow colleagues from the affiliate banks. It is a corporate goal to provide opportunities for affiliate employees to interact with and learn from other affiliates as well as recognize the resources that can be accessed for support and assistance. Employees were also given opportunities to submit questions to their own presidents, as the day concluded with an "Ask Your CEO Session."

Your Partners in Success

                                [PHOTO OMITTED]

Partnership is an active relationship based on

recognition of a common interest

to secure the competitiveness, visibility

and prosperity of the enterprise.

                                [PHOTO OMITTED]

Committed to Partnership...
             now and into the future

The many partnerships between First Merchants Corporation, its nine affiliate banks, and the businesses and individuals in each community the Corporation serves have led us to the successes we have achieved throughout the years. It is also these very same relationships and the new partnerships yet to be formed that will all be responsible for helping elevate First Merchants Corporation to the next level. We continue to be humbled by the incredible support of everyone in the First Merchants Corporation family, from shareholders to employees and financial service customers in every market we serve. We look forward to further growth and expansion for all areas of the Corporation including each affiliate bank, First Merchants Insurance Services, Indiana Title Insurance Company, and Merchants Trust Company. With the continued commitment of our more than one thousand employees, we will stay focused on our mission.

2002
THE YEAR IN REVIEW

Partnering
    with the media

All forms of the media play an important role in communicating the message of First Merchants Corporation. This timeline presents 2002 public announcements provided to the Corporation's numerous media outlets, shareholders, affiliate banks and the communities they serve.

-->   JANUARY

      26th consecutive increase in earnings per share

      First Merchants Corporation has reported that 2001 cash-basis diluted earnings per share increased 7.5% to $1.86, up from $1.73 in the prior year. First Merchants' common stock continued to receive an A+ rating from Standard and Poor's. President and CEO Michael Cox noted that, "the rating reflects our consistent record of earnings growth and dividend increases, and results from our operating philosophy, which emphasizes balanced attention to efficiency, growth and asset quality."

      Given the competitive financial environment and the many choices the consumers have, continuous achievements like this could not happen without the commitment of each affiliate bank to the mission, goals and objectives of the Corporation.

-->   APRIL

      Merger with Lafayette Bank & Trust Company

      First Merchants Corporation successfully completed its previously announced merger with Lafayette Bancorp. Lafayette Bank & Trust Company has become the second largest affiliate of First Merchants Corporation. Mr. Cox remarked,"Lafayette Bank & Trust has a long history of excellent performance. It is the largest community banking organization in a very attractive growth market area. Bringing Lafayette Bank & Trust into the First Merchants family results in a natural extension of our company's geographic reach, and we are extremely pleased to have such an exemplary partner."

[CHART OMITTED]

-->   APRIL

      First Merchants issues $53 million in trust preferred securities

      First Merchants Corporation issued Trust Preferred Securities totaling $53 million to generate proceeds to pay the cash election portion of the Lafayette Bancorp merger. The 30-year instrument was issued at $25 per share (FRMEP). The stock has since traded at a premium as indicated by the chart to the left.

-->   JULY

      10.9% increase in earnings per share

      First Merchants Corporation reported that second quarter 2002 diluted earnings per share increased 10.9% to $.51, up from $.46 in prior year. Net income increased $2,366,000, or 42.5% from $5,574,000 to $7,940,000 during the same period. A sizeable balance sheet growth, primarily attributable to the acquisitions of Francor Financial, Inc. (Frances Slocum Bank) and Lafayette Bancorp, combined with continuing increases in earnings per share illustrates that mergers and acquisitions are a core competency. That improved net interest margin, during this record low interest rate environment, has been aided by increasing non-maturity deposits, as customers appear to be placing money in safer and more liquid investments.

-->   AUGUST

      20th consecutive annual dividend increase

      Twenty consecutive annual dividend increases reflects the Corporation's operating performance and its mission of providing consistent returns to its shareholders.

-->   AUGUST

      First Merchants Corporation and CNBC agree to merge First Merchants ($2.7 billion) and Commerce National Bancorp ($320 million) will have combined assets of $3 billion. Upon completion of the merger, Commerce National Bank, CNBC's subsidiary, will continue to operate as a growing commercial banking entity in the greater Columbus, Ohio, market. Thomas McAuliffe will continue as its Chief Executive Officer and John Romelfanger will continue as Chief Operating Officer, and its 16-member Board of Directors will remain intact.

-->   OCTOBER

      First Merchants announces 9.1% increase in earnings per phare

      Continued strong net interest margin helped fuel third quarter earnings in a time of declining economic conditions and financial markets.

Investor Summary  |  Corporate Review

                       2002 ANNUAL REPORT TO SHAREHOLDERS

                                [PHOTO OMITTED]

                 2002 = 27 YEARS OF CONSECUTIVE EARNINGS GROWTH

A record matched by only two dozen

U.S. publicly traded companies

First Merchants Corporation

common stock continues

to receive an "A+" rating

from Standard and Poor's.

                       [LOGO] First Merchants Corporation

Five-Year Summary

OF SELECTED FINANCIAL DATA
(in thousands, except share data)


                                                    2002          2001          2000          1999          1998

operations
Net Interest Income
    Fully Taxable Equivalent (FTE) Basis .....   $   96,599    $   66,806    $   58,619    $   56,513    $   52,463
Less Tax Equivalent Adjustment ...............        3,676         2,445         2,637         2,948         2,767
                                                 ----------    ----------    ----------    ----------    ----------
Net Interest Income ..........................       92,923        64,361        55,982        53,565        49,696
Provision for Loan Losses ....................        7,174         3,576         2,625         2,241         2,372
                                                 ----------    ----------    ----------    ----------    ----------
Net Interest Income
    After Provision for Loan Losses ..........       85,749        60,785        53,357        51,324        47,324
Total Other Income ...........................       27,077        18,543        16,634        14,573        12,880
Total Other Expenses .........................       71,009        45,195        40,083        36,710        32,741
                                                 ----------    ----------    ----------    ----------    ----------
    Income Before Income Tax Expense .........       41,817        34,133        29,908        29,187        27,463
Income Tax Expense ...........................       13,981        11,924         9,968        10,099         9,556
                                                 ----------    ----------    ----------    ----------    ----------

Net Income ...................................   $   27,836    $   22,209    $   19,940    $   19,088    $   17,907
                                                 ==========    ==========    ==========    ==========    ==========

per share data (1)
Basic Net Income .............................   $     1.79    $     1.71    $     1.59    $     1.44    $     1.36
Diluted Net Income ...........................         1.77          1.69          1.58          1.43          1.34
Cash Dividends Paid (2) ......................          .90           .88           .82           .76           .70
December 31 Book Value .......................        16.00         13.46         12.19         10.48         11.66
December 31 Market Value (Bid Price) .........        22.75         22.87         20.52         23.18         23.58

average balances
Total Assets .................................   $2,406,251    $1,689,694    $1,532,691    $1,397,230    $1,254,223
Total Loans ..................................    1,842,429     1,270,555     1,104,013       935,716       870,317
Total Deposits ...............................    1,857,053     1,331,631     1,209,015     1,073,074     1,016,629
Securities Sold Under Repurchase Agreements
    (long-term portion) ......................       66,535        44,394        53,309        56,181        34,900
Total Federal Home Loan Bank Advances ........      155,387       103,941        80,008        57,062        30,742
Total Stockholders' Equity ...................      237,575       166,232       141,446       149,727       148,052

year-end balances
Total Assets .................................   $2,678,687    $1,787,035    $1,621,063    $1,474,048    $1,362,527
Total Loans ..................................    2,025,922     1,359,893     1,175,586       998,956       891,132
Total Deposits ...............................    2,036,688     1,421,251     1,288,299     1,147,203     1,085,952
Securities Sold Under Repurchase Agreements
    (long-term portion) ......................       23,632        32,500        32,500        35,000        28,000
Total Federal Home Loan Bank Advances ........      184,677       103,499        93,182        73,514        47,068
Total Stockholders' Equity ...................      261,129       179,128       156,063       126,296       153,891

financial ratios
Return on Average Assets .....................         1.16%         1.31%         1.30%         1.37%         1.43%
Return on Average Stockholders' Equity .......        11.72         13.36         14.10         12.75         12.09
Average Earning Assets to Total Assets .......        91.38         93.29         94.85         94.77         94.80
Allowance for Loan Losses as % of Total Loans          1.11          1.11          1.06          1.01          1.03
Dividend Payout Ratio ........................        50.85         52.07         51.90         53.15         52.24
Average Stockholders' Equity to Average Assets         9.87          9.84          9.23         10.72         11.80
Tax Equivalent Yield on Earning Assets (3)  ..         6.83          7.80          8.19          7.81          8.15
Cost of Supporting Liabilities ...............         2.44          3.56          4.16          3.54          3.74
Net Interest Margin on Earning Assets ........         4.39          4.24          4.03          4.27          4.41

(1)   Restated for all stock dividends and stock splits.

(2) Dividends per share is for First Merchants Corporation only, not restated for pooling transactions.

(3) Average earning assets include the average balance of securities classified as available for sale, computed based on the average of the historical amortized cost balances without the effects of the fair value adjustment.

                                1  |  2
                                9  |  0
                                7  |  0
                                5  |  2

27 Years of Consecutive Earnings Growth

 [THE FOLLOWING TABLE WAS DEPICTED AS A MOUNTAIN CHART IN THE PRINTED MATERIAL]

1975                                                 2002
$1,537,000                                           $27,836,000


[PHOTO OMITTED]

Stock performance

A purchase of 100 shares in September 1982, when the holding company was organized, would have cost $4,200. Through three 2-for-1 stock splits, three 3-for-2 splits, and two five percent (5%) stock dividends, the number of shares held as of December 31, 2002, would be approximately 2,977 with a market value of $67,726. In addition, dividends in the amount of $26,627 would have been paid on the initial investment of $4,200.

    [THE FOLLOWING TABLE WAS DEPICTED AS A BAR CHART IN THE PRINTED MATERIAL]

Initial Investment
(9-82)                             $4,200


Dividends Received
(through 12-31-02)                $26,627


Market Value
(bid)                             $67,726



Return on assets

    [THE FOLLOWING TABLE WAS DEPICTED AS A BAR CHART IN THE PRINTED MATERIAL]

                                     00              01              02
                                    ----            ----            ----

First Merchants                     1.30%           1.31%           1.16%
SNL Securities Peer Group (1)       1.32%           1.11%           1.18%

Return on equity

                                     00              01              02
                                    ----            ----            ----

First Merchants                    14.10%          13.36%          11.72%
SNL Securities Peer Group (1)      14.60%          13.79%          14.25%

Efficiency ratio
(indicates the cost to produce a dollar of revenue)

                                     00              01              02
                                    ----            ----            ----

First Merchants                    53.2            52.9            57.7
SNL Securities Peer Group (1)      55.1            57.8            57.8

Loan losses
(as a percent of average loans)

                                     00              01              02
                                    ----            ----            ----
First Merchants                      .16             .23             .37
                                     .18             .24             .28
SNL Securities Peer Group (1)

(1) Bank holding companies with assets from $1 billion to $5 billion. 2002 peer data reflects results through September 30, 2002.

[PHOTO OMITTED]

Investor
Summary

TRADING HISTORY

Listed on NASDAQ/NMS
on June 20, 1989

Trading Symbol: FRME
2002 Stock Price Range:
    High   $28.75
     Low   $20.95

Current bid price
as of 12/31/02: $22.75

2002 NASDAQ
Trading Volume:
5,770,610 shares


December 31, 2002
Shares outstanding:
16,322,748

[PHOTO OMITTED]

Stock
& Dividend
Information

Price per share

   Quarter                   High                   Low             Dividends declared
                       ----------------       ----------------      ------------------
                        2002      2001         2002      2001         2002    2001
First quarter          $25.76    $22.90       $20.95    $18.99       $  .22  $  .22

Second quarter          28.71     21.70        24.29     19.72          .22     .22

Third quarter           28.75     23.57        21.43     19.96          .23     .22

Fourth quarter          25.47     23.78        21.66     21.57          .23     .22

The table above lists per share prices and dividend payments during 2002 and 2001.

Prices are as reported by the National Association of Securities Dealers.

Automated Quotation - National Market System.

Numbers rounded to nearest cent when applicable.

Restated for a five percent (5%) stock dividend distributed September, 2002 and 2001.

General stockholder inquiries

Stockholders and interested investors
may obtain information about the
Corporation upon written request
or by calling:

Mr. Brian A. Edwards
Shareholder Relations Officer
First Merchants Corporation
P.O. Box 792
Muncie, Indiana 47308-0792
765.741.7278
1.800.262.4261 Ext. 7278
bedwards@firstmerchants.com

Stock transfer agent & registrar

American Stock Transfer & Trust Company
59 Maiden Lane o First Floor
New York, New York 10038

Form 10-k & financial information

First Merchants Corporation, upon request and without charge, will furnish stockholders, security analysts and investors a copy of Form 10-K filed with the Securities and Exchange Commission.

Market makers

The following firms make a market in First Merchants Corporation stock:

  First Tennessee Securities

  Geduld LLC

  Keefe, Bruyette & Woods, Inc.

  Knight Securities, L.P.

  Herzog, Heine, Geduld, Inc.

  Howe Barnes Investments, Inc.

  Sandler O'Neill & Partners

  NatCity Investments, Inc.

  RBC Capital Markets

  Spear, Leeds & Kellog

  Stifel, Nicolaus & Company, Inc.


Please contact:
Mr. Mark K. Hardwick
Senior Vice President
and Chief Financial Officer
First Merchants Corporation
P.O. Box 792 Muncie, Indiana 47308-0792
765.751.1857
1.800.262.4261 Ext. 1857
mhardwick@firstmerchants.com

                                [PHOTO OMITTED]

First Merchants Corporation
Market area 2002


                                [PHOTO OMITTED]

First Merchants Corporation currently provides services through 70 banking centers located in Delaware, Adams, Boone, Carroll, Fayette, Hamilton, Henry, Howard, Jasper, Jay, Madison, Miami, Randolph, Tippecanoe, Wabash, Wayne, White and Union Counties in Indiana and Butler County in Ohio.

INDIANA
DELAWARE COUNTY (12)
Corporate Office o Muncie
Albany
Daleville
Eaton

ADAMS COUNTY(4)
Decatur

BOONE COUNTY (1)
Zionsville

CARROLL COUNTY (1)
Flora

FAYETTE COUNTY (3)
Connersville

HAMILTON COUNTY (5)
Carmel
Fishers
Noblesville
Westfield

HENRY COUNTY (3)
Middletown
Mooreland
Sulphur Springs

HOWARD COUNTY (1)
Kokomo

JASPER COUNTY (4)
Demotte
Remington
Rensselaer

JAY COUNTY (2)
Portland

MADISON COUNTY (9)
Anderson
Edgewood
Ingalls
Lapel
Markleville
Pendleton

MIAMI COUNTY (2)
Peru

RANDOLPH COUNTY (2)
Winchester

TIPPECANOE (11)
Lafayette
West Lafayette

UNION COUNTY (1)
Liberty

WABASH COUNTY (3)
North Manchester
Wabash

WAYNE COUNTY
(1) Richmond

WHITE COUNTY (4)
Brookston
Monticello
Reynolds

OHIO
BUTLER COUNTY (1)
Oxford

 * ( )  Number of banking offices/county

[PHOTO OMITTED]

Corporate profile

First Merchants Corporation

Corporate Office

200 East Jackson Street

Muncie, Indiana 47305

765.747.1500

http://www.firstmerchants.com

Annual meeting

The Annual Meeting of Stockholders

of First Merchants Corporation

will be held...

Thursday, April 10, 2003 o 3:30 pm

Horizon Convention Center

401 South High Street

Muncie, Indiana 47305

[PHOTO OMITTED]

First Merchants Corporation is a financial holding company headquartered in Muncie, Indiana. It was organized in September 1982, as the bank holding company for the Merchants National Bank of Muncie, now First Merchants Bank, N.A. Since its organization, First Merchants Corporation has grown to include nine affiliate banks with 70 locations in 18 Indiana counties and one Ohio county, a multi-line insurance agency, a title insurance company and a trust company.

Subsidiaries of the Corporation include First Merchants Bank in Delaware, Hamilton and Boone Counties; Madison Community Bank in Madison
County; First United Bank in Henry County; Union County National Bank (in Union, Fayette, Wayne and Oxford (Ohio) Counties); The Randolph County Bank; First National Bank of Portland in Jay County; Decatur Bank & Trust Company in Adams County; Frances Slocum Bank (in Wabash, Howard and Miami Counties); and Lafayette Bank & Trust Company (in Carroll, Jasper, White and Tippecanoe Counties). The Corporation also operates First Merchants Insurance Services, a full-service property, casualty, personal lines, and health care insurer, headquartered in Muncie, Indiana, and is a majority owner of the Indiana Title Insurance Company, LLC, a title insurance agency.

Effective January 1, 2003, First Merchants Corporation formed Merchants Trust Company. This unites the trust and asset management services of all affiliate banks of the Corporation and represents one of the largest trust companies in the state of Indiana, with assets in excess of $1.3 billion. Merchants Trust Company provides a full range of trust and investment services for individuals, families, businesses, and not-for-profit organizations. In addition, Merchants Trust Company specializes in turn-key retirement plans, including pension plans, profit sharing, 401(k) and 403(b) plans, cross-tested plans, and cash balance plans.

For seven years, First Merchants Corporation has been listed among America's Finest Companies, an investment guide published by The Staton Institute. First Merchants continues to receive an A+ rating from Standard & Poor's for its common stock (NASDAQ symbol FRME) and Blue Ribbon status for all affiliate banks from independent bank-rating service Veribanc.
At the end of 2002, First Merchants Corporation has accomplished 27 years of consecutive increased earnings.

First Merchants Corporation's operating philosophy is to be client-focused, value-driven, plan-disciplined, and managed for achievers from both an employee and shareholder perspective.

Boards of Directors

First Merchants Corporation


Stefan S. Anderson                     Robert T. Jeffares                           SECRETARY TO THE BOARD
Chairman of the Board                  Great Lakes Chemical Corporation
                                       Executive Vice President                     Larry R. Helms
Robert M. Smitson                      Chief Financial Officer                      Senior Vice President
Vice Chairman of the Board             Retired                                      First Merchants Corporation
Maxon Corporation
Chairman of the Board                  Norman M. Johnson                            ASSISTANT SECRETARY TO THE BOARD
                                       Stein Roe & Farnham
Michael L. Cox                         Executive Vice President                     C. Ronald Hall
First Merchants Corporation            Retired                                      First Merchants Corporation
President                                                                           Vice President
Chief Executive Officer                George A. Sissel
                                       Ball Corporation
Roger M. Arwood                        Chairman of the Board
First Merchants Corporation            Retired
Executive Vice President
Chief Operating Officer                Dr. John E. Worthen
                                       Ball State University
James F. Ault                          President
Madison Community Bank                 Retired
Chairman of the Board

Jerry M. Ault
Frances Slocum Bank
Chairman of the Board
President
Chief Executive Officer

Dennis A. Bieberich
Decatur Bank & Trust Company
President
Chief Executive Officer

Richard A. Boehning
Bennett, Boehning & Clary
Of Counsel

Frank A. Bracken, Esq.
Bingham McHale, LLP
Attorney
Retired

Dr. Blaine A. Brownell
Ball State University
President

Thomas B. Clark
Alltrista Corporation
Chairman of the Board
President
Chief Executive Officer
Retired

Barry J. Hudson
First National Bank
Chairman of the Board

First Merchants Bank, N.A.             Decatur Bank & Trust Company
                                                                                    Frances Slocum Bank
Stefan S. Anderson                     Philip H. Barger
Chairman of the Board                  Chairman of the Board                        Jerry M. Ault
                                       Barger Farms, Inc.                           Chairman of the Board
Robert M. Smitson                                                                   Frances Slocum Bank
Vice Chairman of the Board             Dennis A. Bieberich                          President
Maxon Corporation                      Decatur Bank & Trust Company                 Chief Executive Officer
Chairman of the Board                  President
                                       Chief Executive Officer                      Richard T. Doermer
Michael L. Cox                                                                      Growth Capital Company
First Merchants Corporation            Kevan B. Biggs                               President
President                              Ideal Suburban Homes, Inc.
Chief Executive Officer                Vice President                               John W. Forrester
                                                                                    Wabash Electric Supply, Inc.
Roger M. Arwood                        Gregory A. Fleming                           President
First Merchants Corporation            Fleming Excavating, Inc.
Executive Vice President               President                                    Robert R. Halderman
Chief Operating Officer                                                             Halderman Farm Management, Inc.
                                       Mark Kaehr                                   President
Jack L. Demaree                        R & K Incinerator, Inc.
First Merchants Bank President         President                                    Arthur W. Jasen
Chief Executive Officer                                                             B. Walter & Company
                                       Wayne M. Porter                              Executive Vice President
Ronald K. Fauquher                     Thunderbird Products                         Walter Dimension Co.
Ontario Corporation                    Vice President of Sales                      President
Senior Vice President
                                       John L. Schultz                              Terry Agness
Thomas K. Gardiner, MD, FACP           Baker & Schultz, Inc.                        Ford Meter Box Co., Inc.
Cardinal Health System, Inc.           President                                    President
Executive Vice President                                                            Retired

Suzanne L. Gresham, PhD                First National Bank of Portland
Comprehensive Mental                                                                Charles R. Tiede
Health Services, Inc.                  Barry J. Hudson                              Tiede, Metz & Downs PC
President                              Chairman of the Board                        Attorney
Chief Executive Officer
Retired                                Robert G. Bell
                                       First National Bank of Portland              Lafayette Bank & Trust
John W. Hartmeyer                      President
Al Pete Meats, Inc.                    Chief Executive Officer
President                                                                           Robert J. Weeder
                                       Bradley K. Glentzer                          Chairman of the Board
Nelson W. Heinrichs                    Portland Motor Parts
Centennial Packaging,Inc.              Owner                                        Tony S. Albrecht
Chairman of the Board                                                               President
Retired                                Bonnie R. Maitlen, PhD                       Chief Executive Officer
                                       Training & Development
Jon H. Moll                            Specialist-Consultant                        Richard A. Boehning
DeFur, Voran, Hanley,                                                               Bennett, Boehning, & Clary
Radcliff & Reed                        Reda Theurer-Miller                          Of Counsel
Partner                                Youth Service Bureau of Jay County, Inc.
                                       Chief Executive Officer                      Michael L. Cox
Joseph E. Wilson                                                                    First Merchants Corporation
Muncie Power Products, Inc.            Greg A. Moser                                President
Chairman of the Board                  Moser Engineering                            Chief Executive Officer
Chief Executive Officer                President
                                                                                    Vernon N. Furrer
SECRETARY TO THE BOARD                 Stephen R. Myron, MD                         Self-employed Farmer
                                       Preferred Medical Providers
Cynthia G. Holaday                     President                                    W. L. Hancock
First Merchants Bank                                                                Retired General Manager
Assistant Vice President               Samuel P. Shoemaker                          PSI Energy, A CINERGY Company
Executive Administrative Officer       John Jay Center for Learning
                                       Executive Director                           Robert T. Jeffares
                                                                                    Executive Vice President
CHAIRMAN EMERITUS                      Gary L. Whitenack                            Chief Financial Officer
                                       Whitenack Farm & Supply Co.                  Great Lakes Chemical Corporation
William P. Givens                      Farmer                                       Retired

DIRECTORS EMERITI                      First United Bank                            Jeffrey L. Kessler
                                                                                    Stall & Kessler Diamond Center
Clell W. Douglass                      Daniel R. Eichhorn, DVM                      Co-owner
                                       Chairman of the Board
Hurley C. Goodall                      Veterinarian                                 Roy D. Meeks
                                                                                    Nelmeeks, Inc.
Betty J. Kendall                       Ted S. Doles, MD                             President
                                       Physician
Hamer D. Shafer                                                                     Eric P. Meister
                                       John M. Finnerty                             GTE North, Inc.
Indiana Title Insurance                First United Bank                            Central Division Manager
Company, LLC                           President                                    Retired
                                       Chief Executive Officer
                                                                                    DIRECTORS EMERITI
Michael L. Cox                         David L. Keesling
Chairman                               Farmer                                       Gordon G. Beemer

James W. Smith                         Mary Wisehart Phillips                       Joseph A. Bonner
President                              Wisehart & Wisehart
                                       Attorney                                     Charles E. Maki
James W. Trulock
President                              Richard A. Russell
                                       Slick Engineering
R. Donn Roberts
Director

Harry J. Bailey
Director


Madison Community Bank                 Union County National Bank

James F. Ault                          Norman M. Johnson
Chairman of the Board                  Chairman of the Board
General Motors Corporation             Stein, Roe & Farnham
Delco Remy Division                    Executive Vice President
General Manager                        Retired
Retired

George R. Likens                       Norman Locke
Vice Chairman of the Board             Union County National Bank
Farmer                                 President
                                       Chief Executive Officer
Michael L. Baker
Madison Community Bank                 Richard A. Daniels
President                              McCullough-Hyde Memorial Hospital
Chief Executive Officer                President
                                       Chief Executive Officer
Edward L. Foggs
Church of God                          Gerald S. Paul
Minister-at-Large                      Medreco, Inc.
Interchurch Relations                  President

Donald E. Henderson                    Jan S. Williams
Farm Bureau Insurance                  Williams, Keckler & Ratcliffe, LLC
Retired                                Certified Public Accountant

Jeffrey A. Jenness                     Merchants Trust Company
Church of God
Executive Secretary & Treasurer        Stefan S. Anderson
Board of Pension                       Chairman of the Board

Joseph R. Kilmer                       Michael L. Cox
Attorney at Law                        First Merchants Corporation
                                       President
C. David Kleinhenn                     Chief Executive Officer
Kleinhenn Company
President                              Roger M. Arwood
                                       First Merchants Corporation
Herbert G. Likens                      Executive Vice President
Farmer                                 Chief Operating Officer

G. Douglass Owens                      Jon H. Moll
Attorney at Law                        Defur, Voran, Hanley, Radcliff, & Reed
                                       Partner
Robert J. Pensec
Carbide Grinding Company               First Merchants
President                              Insurance Services, Inc.

Eric R. Retrum, MD                     Michael L. Cox
Radiologist                            Chairman
                                       First Merchants Corporation
Stephen D. Skaggs                      President
Perfecto Tool & Engineering Co., Inc.  Chief Executive Officer
Vice President
                                       Dan M. VanTreese
Curtis L. Stephenson                   President
Pendleton Insurance Company, Inc.      Chief Executive Officer

The Randolph County Bank               Roger M. Arwood
                                       First Merchants Corporation
Michael D. Wickersham                  Executive Vice President
Chairman of the Board                  Chief Operating Officer
Wick's Pies, Inc.
President                              Larry R. Helms
                                       First Merchants Corporation
Thomas E. Chalfant                     Senior Vice President
Farmer
                                       Mark K. Hardwick
W. Scott Hawkins                       Treasurer
Registered Representative              First Merchants Corporation
Lincoln Financial Advisors             Senior Vice President
                                       Chief Financial Officer
Errol Klem
Klem Golf, Inc.                        First Merchants
President                              Reinsurance Co., LTD

Martha A. Mathias                      Michael L. Cox
Frank Miller Lumber Co., Inc.          Chairman
President                              First Merchants Corporation
Chief Executive Officer                President
                                       Chief Executive Officer
James A. Meinerding
The Randolph County Bank               Larry R. Helms
President                              Vice President
Chief Executive Officer                Secretary
Trust Officer                          First Merchants Corporation
                                       Senior Vice President

                                       Mark K. Hardwick
                                       Vice President
                                       Treasurer
                                       First Merchants Corporation
                                       Senior Vice President
                                       Chief Financial Officer

Executive Officers

                   First Merchants Corporation   Michael L. Cox            Roger M. Arwood             Robert R. Connors
                                                 President                 Executive Vice President    Senior Vice President
                                                 Chief Executive Officer   Chief Operating Officer     Operations & Technology


                                                 Larry R. Helms            Mark K. Hardwick
                                                 Senior Vice President     Senior Vice President
                                                 Administrative Services   Chief Financial Officer
                                                 & General Counsel

Senior Officers

      First Merchants Corporation


      Michael R. Elston           Karen J. Evens                 Pamela S. Haager                  Gary D. Marshall
      First Vice President        Vice President                 Vice President                    Vice President

      Robert C. Rhoades           J. Marty Filogamo              C. Ronald Hall                    Larry J. Moore
      First Vice President        Vice President                 Vice President                    Vice President

      Brian A. Edwards            Stephan H. Fluhler             Sondra A. Kaselonis               Brenda G. Nivens
      Vice President              Vice President                 Vice President                    Vice President

      Kimberly J. Ellington       Phillip W. Fortner             Jeffrey B. Lorentson              Jennie A. Sobecki
      Vice President              Vice President                 Vice President                    Vice President

      Mitzi K. Thomas             Carol A. Lambert               Jeffrey A. Whetstone
      Vice President              Senior Staff Auditor           Accounting Manager

      First Merchants Bank        Merchants Trust Company        Decatur Bank & Trust Company      Frances Slocum Bank

      Jack L. Demaree             James L. Thrash                Dennis A. Bieberich               Jerry M. Ault
      President                   President                      President                         President
      Chief Executive Officer     Chief Executive Officer        Chief Executive Officer           Chief Executive Officer

      Thomas E. Buczek            Karen T. Akin                  David R. Lengerich                Robert Engerski
      Senior Vice President       Senior Vice President          Vice President                    Senior Vice President

      Chris B. Parker             Lawrence A. Anthrop            Sharon K. Linder                  Tony Millspaugh
      First Vice President        Senior Vice President          Vice President                    Senior Vice President

      Richard A. Byrd             William J. Bittermann, Jr.     Rosalyn M. Neuenschwander         Michael J. Weller
      Vice President              Senior Vice President          Vice President                    Senior Vice President

      Merrill V. Clevenger        Mark A. Collison               First National Bank               Sondra T. Kaselonis
      Vice President              Senior Vice President          of Portland                       Vice President

      Paul A. Fish                David L. Forbes                Robert G. Bell                    Lafayette Bank & Trust
      Vice President              Senior Vice President          President
                                                                 Chief Executive Officer           Tony S. Albrecht
                                                                                                   President
      Barry A. Grossman           Elke U. Baltimore                                                Chief Executive Officer
      Vice President              Vice President                 Richard L. Huffman
                                                                 Executive Vice President          E. James Brisco, Jr.
      Patricia Hudson             J. Neal Barnum                 Chief Trust & Investment          Senior Vice President
      Vice President              Vice President                 Officer
                                                                                                   Todd A. Burklow
      Julie M. Kern               Terry L. Blaker                Duane D. Sautbine                 Senior Vice President
      Vice President              Vice President                 Senior Vice President
                                                                 Lending                           Daniel J. Gick
      James A. Kerstiens          Brent P. Brandon                                                 Senior Vice President
      Vice President              Vice President                 Theresa T. Bollenbacher
                                                                 Vice President                    Hal D. Job
      Susan R. Laverty            Richard L. Huffman             Lending Operations                Senior Vice President
      Vice President              Vice President
                                                                 Janice E. Ferrell                 G. Atlee Oyler
      Stephen Moore               Charles La Bolt                Vice President                    Senior Vice President
      Vice President              Vice President                 Deposit Operations
                                                                 Branch Administration             David F. Schrum
      Jeffrey M. Parsons          John K. Mandeville                                               Senior Vice President
      Vice President              Vice President                 Carl F. Walker
                                                                 Vice President                    Charles E. Wise
      Denby R. Turner             Carol S. Merchand              Lending                           Senior Vice President
      Vice President              Vice President
                                                                 First United Bank                 Debora K. Banes
      Thomas E. Wiley             Sharon L. Powell                                                 Vice President
      Vice President              Vice President                 John M. Finnerty
                                                                 President                         Edward R. Boes
      Teresa D. Willman           N. Jane Smith                  Chief Executive Officer           Vice President
      Vice President              Vice President
                                                                 Christopher J. Allen              David L. Chadwell
      Brad C. Wise                Douglas M. Wehrman             Executive Vice President          Vice President
      Vice President              Vice President
                                                                 Jean E. Real                      Joe D. Coffing
      John A. Wood                First Merchants                Senior Vice President             Vice President
      Vice President              Insurance Services
                                                                 Joyce D. Dick                     Cynthia K. Cox
                                  Dan M. Van Treese              Senior Vice President             Vice President
                                  President
                                  Chief Executive Officer        Marjorie E. Phillips              Ellen W. Curtiss
                                                                 Senior Vice President             Vice President
                                  Indiana Title
                                  Insurance Company              Rebecca I. Black                  Monty L. Edging
                                                                 Senior Vice President             Vice President
                                  James Smith
                                  Co-President                   Sue E. Goodman                    Arthur D. Grisez
                                                                 Vice President                    Vice President
                                  James Trulock
                                  Co-President                   Brian A. Huff                     Sherry L. Keith
                                                                 Vice President                    Vice President

                                                                 Richard W. Warner                 Jeffrey W. Love
                                                                 Vice President                    Vice President

                                                                                                   John K. Mandeville
                                                                                                   Vice President

                                                                                                   Claude P. Martin
                                                                                                   Vice President

                                                                                                   Mark W. Molter
                                                                                                   Vice President

                                                                                                   John T. Price
                                                                                                   Vice President

                                                                                                   Renee D. Reed
                                                                                                   Vice President

                                                                                                   Carol S. Rosentreter
                                                                                                   Vice President

                                                                                                   Malcolm E. Stair
                                                                                                   Vice President

                                                                                                   Michelle D. Turnpaugh
                                                                                                   Vice President

                                                                                                   Larry D. Wiley
                                                                                                   Vice President


Madison Community Bank

Michael L. Baker
President
Chief Executive Officer

Michael E. Stephens
Senior Vice President

Daniel D. Cobb
Vice President

Richard K. Fulaytar
Vice President

MaryAnn Gardner
Vice President

Sherry Hazelbaker
Vice President

Kirk A. Klabunde
Vice President

John L. May
Vice President

Gretchen D. Patterson
Vice President

The Randolph County Bank

James A. Meinerding
President
Chief Executive Officer

Chad S. Guggenbiller
Vice President

Brian a. Edwards
Executive Vice President
Cashier

Rick D. Tudor
Vice President


Union County National Bank

Norman Locke
President
Chief Executive Officer

Diane M. Bolser
Executive Vice President

Dale A. Cummins
Executive Vice President

Kurt A. Kinzler
Senior Vice President

Kyle D. Clark
Vice President

Lee M. Elzemeyer
Vice President

            The greater part of progress is the desire to progress.

                                                         -- Seneca

                               [PHOTO OMITTED]

[LOGO] First Merchants Corporation
       your partners in success(R)

       www.firstmerchants.com



================================================================================

Financial Review

================================================================================

FIVE-YEAR SUMMARY OF
SELECTED FINANCIAL DATA                                                     2


MANAGEMENT'S DISCUSSION & ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS                               3


INDEPENDENT ACCOUNTANTS' REPORT                                            18


CONSOLIDATED
FINANCIAL STATEMENTS                                                       19


NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS                                                       23


STOCKHOLDER INFORMATION                                                    52

================================================================================

FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA

===================================================================================================================================

(in thousands, except share data)                               2002            2001           2000           1999           1998
===================================================================================================================================
Operations (4)
Net Interest Income
     Fully Taxable Equivalent (FTE) Basis ...............    $   96,599     $   66,806     $   58,619     $   56,513     $   52,463
Less Tax Equivalent Adjustment ..........................         3,676          2,445          2,637          2,948          2,767
                                                             ----------     ----------     ----------     ----------     ----------
Net Interest Income .....................................        92,923         64,361         55,982         53,565         49,696
Provision for Loan Losses ...............................         7,174          3,576          2,625          2,241          2,372
                                                             ----------     ----------     ----------     ----------     ----------
Net Interest Income
     After Provision for Loan Losses ....................        85,749         60,785         53,357         51,324         47,324
Total Other Income ......................................        27,077         18,543         16,634         14,573         12,880
Total Other Expenses ....................................        71,009         45,195         40,083         36,710         32,741
                                                             ----------     ----------     ----------     ----------     ----------
     Income Before Income Tax Expense ...................        41,817         34,133         29,908         29,187         27,463
Income Tax Expense ......................................        13,981         11,924          9,968         10,099          9,556
                                                             ----------     ----------     ----------     ----------     ----------
Net Income ..............................................    $   27,836     $   22,209     $   19,940     $   19,088     $   17,907
                                                             ==========     ==========     ==========     ==========     ==========

Per share data (1)(4)
Basic Net Income ........................................    $     1.79     $     1.71     $     1.59     $     1.44     $     1.36
Diluted Net Income ......................................          1.77           1.69           1.58           1.43           1.34
Cash Dividends Paid (2) .................................           .90            .88            .82            .76            .70
December 31 Book Value ..................................         16.00          13.46          12.19          10.48          11.66
December 31 Market Value (Bid Price) ....................         22.75          22.87          20.52          23.18          23.58

Average balances (4)
Total Assets ............................................    $2,406,251     $1,689,694     $1,532,691     $1,397,230     $1,254,223
Total Loans .............................................     1,842,429      1,270,555      1,104,013        935,716        870,317
Total Deposits ..........................................     1,857,053      1,331,631      1,209,015      1,073,074      1,016,629
Securities Sold Under Repurchase Agreements
     (long-term portion) ................................        66,535         44,394         53,309         56,181         34,900
Total Federal Home Loan Bank Advances ...................       155,387        103,941         80,008         57,062         30,742
Total Trust Preferred Securities ........................        37,379
Total Stockholders' Equity ..............................       237,575        166,232        141,446        149,727        148,052

Year-end balances (4)
Total Assets ............................................    $2,678,687     $1,787,035     $1,621,063     $1,474,048     $1,362,527
Total Loans .............................................     2,025,922      1,359,893      1,175,586        998,956        891,132
Total Deposits ..........................................     2,036,688      1,421,251      1,288,299      1,147,203      1,085,952
Securities Sold Under Repurchase Agreements
      (long-term portion) ...............................        23,632         32,500         32,500         35,000         28,000
Total Federal Home Loan Bank Advances ...................       184,677        103,499         93,182         73,514         47,068
Total Trust Preferred Securities ........................        53,188
Total Stockholders' Equity ..............................       261,129        179,128        156,063        126,296        153,891

Financial ratios (4)
Return on Average Assets ................................          1.16%          1.31%          1.30%          1.37%          1.43%
Return on Average Stockholders' Equity ..................         11.72          13.36          14.10          12.75          12.09
Average Earning Assets to Total Assets ..................         91.38          93.29          94.85          94.77          94.80
Allowance for Loan Losses as % of Total Loans ...........          1.11           1.11           1.06           1.01           1.03
Dividend Payout Ratio ...................................         50.85          52.07          51.90          53.15          52.24
Average Stockholders' Equity to Average Assets ..........          9.87           9.84           9.23          10.72          11.80
Tax Equivalent Yield on Earning Assets (3) ..............          6.83           7.80           8.19           7.81           8.15
Cost of Supporting Liabilities ..........................          2.44           3.56           4.16           3.54           3.74
Net Interest Margin on Earning Assets ...................          4.39           4.24           4.03           4.27           4.41

(1)   Restated for all stock dividends and stock splits.

(2) Dividends per share is for First Merchants Corporation only, not restated for pooling transactions.

(3) Average earning assets include the average balance of securities classified as available for sale, computed based on the average of the historical amortized cost balances without the effects of the fair value adjustment.

(4) Business combinations that affect the comparability of this information are discussed in Note 2 to the consolidated financial statements.

================================================================================

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================

The Corporation's financial data has been restated for all mergers accounted for as pooling of interests.

FORWARD-LOOKING STATEMENTS

      The Corporation from time to time includes forward-looking statements in its oral and written communication. The Corporation may include forward-looking statements in filings with the Securities and Exchange Commission, such as Form 10-K and Form 10-Q, in other written materials and in oral statements made by senior management to analysts, investors, representatives of the media and others. The Corporation intends these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and the Corporation is including this statement for purposes of these safe harbor provisions. Forward-looking statements can often be identified by the use of words like "estimate," "project," "intend," "anticipate," "expect" and similar expressions. These forward-looking statements include:

      *     statements of the Corporation's goals, intentions and expectations;

      * statements regarding the Corporation's business plan and growth strategies;

      * statements regarding the asset quality of the Corporation's loan and investment portfolios; and

      *     estimates of the Corporation's risks and future costs and benefits.

      These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors which could affect the actual outcome of future events:

      * fluctuations in market rates of interest and loan and deposit pricing, which could negatively affect the Corporation's net interest margin, asset valuations and expense expectations;

      * adverse changes in the Indiana economy, which might affect the Corporation's business prospects and could cause credit-related losses and expenses;

      * adverse developments in the Corporation's loan and investment portfolios;

      * competitive factors in the banking industry, such as the trend towards consolidation in the Corporation's market; and

      * changes in the banking legislation or the regulatory requirements of federal and state agencies applicable to bank holding companies and banks like the Corporation's affiliate banks.

================================================================================

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================

      Because of these and other uncertainties, the Corporation's actual future results may be materially different from the results indicated by these forward-looking statements. In addition, the Corporation's past results of operations do not necessarily indicate its future results.

CRITICAL ACCOUNTING POLICIES

      Certain policies are important to the portrayal of the Corporation's financial condition, since they require management to make difficult, complex or subjective judgements, some of which relate to matters that are inherently uncertain. Management believes that its critical accounting policies are those that involve the determination of the allowance for loan losses ("ALL").

      The ALL is a significant estimate that can and does change based on management's assumptions about specific borrowers and applicable economic and environmental conditions, among other factors. The ALL is maintained to absorb losses inherent in the loan portfolio and is based on ongoing, quarterly assessments of the probable losses inherent in the loan portfolio. The ALL is increased by the provision for loan losses, which is charged against current operating results. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The Corporation's methodology for assessing the appropriateness of the ALL consists of three key elements - the determination of the appropriate reserves for specifically identified loans, historical losses, and environmental or qualitative factors.

      Specific allowances are established in those instances where management has identified significant conditions or circumstances related to a credit that management believes indicate the probability that a loss may be incurred. The loans that are reviewed for specific allowances are generally those internally classified as substandard, doubtful or loss, including nonaccrual loans, loans in the process of foreclosure and certain loans past due 90 days or more and still accruing interest. Additionally, management also specifically reviews any other loan with a significant loss exposure.

      The Corporation's five-year average historical loss experience is used to estimate an appropriate allowance for those loans not individually reviewed. The historical loss experience is determined for each type of loan in the portfolio.

      There are certain inherent risks in the Corporation's loan portfolio; accordingly, the Corporation includes certain environmental or qualitative factors in its determination of the adequacy of the allowance for loan losses. These factors include national and local economic conditions that could have an impact of the credit quality of the loan portfolio, lending policies and procedures, portfolio size and composition, delinquency and non-performing loan trends, lending management and staff, loan review systems and procedures, concentration of credit, among other factors. The evaluation of the inherent loss with respect to these factors is subject to a higher degree of uncertainty because they are not identified with specific credits.

================================================================================

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================

RESULTS OF OPERATIONS

      Net income for the year 2002 reached $27,836,000, up from $22,209,000 in 2001. The $5,627,000 increase is attributable to several factors, including the April 1, 2002 acquisition of Lafayette Bank and Trust Company ("Lafayette"), improved net interest margin and the elimination of goodwill amortization. However, these factors were mitigated by increased provision for loan losses and increased other expenses. These factors and others are discussed within the respective sections of Management's Discussion & Analysis of Financial Condition and Results of Operations. Diluted earnings per share totaled $1.77, a 4.7% increase over $1.69 reported for 2001. In 2002, First Merchants Corporation ("Corporation") recorded the twenty-seventh consecutive year of improvement in net income on both an aggregate and per share basis.

      Net income for the year 2001 reached $22,209,000 up from $19,940,000 in 2000. The $2,269,000 increase is attributable to several factors, including the July 1, 2001 acquisition of Frances Slocum Bank and Trust Company and improved net interest margin; however, these factors were mitigated by increased other expenses. These factors and others are discussed within the respective sections of Management's Discussion & Analysis of Financial Condition and Results of Operations. Diluted earnings per share totaled $1.69, a 7.0% increase over $1.58 reported for 2000.

      Return on equity was 11.72 percent in 2002, as compared to the 2001 and 2000 figures of 13.36 percent and 14.10 percent.

      Return on assets was 1.16 percent in 2002, 1.31 percent in 2001 and 1.30 percent in 2000.

      The declines in return on equity and return on assets during 2002 are primarily due to increased provision for loan losses, which is discussed in the Asset Quality/Provision for Loan Losses section of Management's Discussion & Analysis of Financial Condition and Results of Operations.

CAPITAL

      The Corporation's capital strength continues to exceed regulatory minimums and management believes that its capital levels continue to be a distinct advantage in the competitive environment in which the Corporation operates.

      Tier I capital consists primarily of common stockholders' equity and trust preferred securities, less nonqualifying intangible assets and unrealized net securities gains. The Corporation's Tier I capital to average assets ratio was
7.92 percent and 8.7 percent at December 31, 2002 and 2001, respectively. In addition, at December 31, 2002, the Corporation had a Tier I risk-based capital ratio of 10.06 percent and total risk-based capital ratio of 11.17 percent. Regulatory capital guidelines require a Tier I risk-based capital ratio of 4.0 percent and a total risk-based capital ratio of 8.0 percent.

================================================================================

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================

CAPITAL  continued

The Corporation has an employee stock purchase plan and an employee stock option plan. Activity under these plans is described in Note 16 to the Consolidated Financial Statements. The transactions under these plans have not had a material effect on the Corporation's capital position.

ASSET QUALITY/PROVISION FOR LOAN LOSSES

      Asset quality has been a major factor in the Corporation's ability to generate consistent profit improvement. The allowance for loan losses is maintained through the provision for loan losses, which is a charge against earnings. The amount provided for loan losses and the determination of the adequacy of the allowance are based on a continuous review of the loan portfolio, including an internally administered loan "watch" list and an independent loan review provided by an outside accounting firm. The evaluation takes into consideration identified credit problems, as well as the possibility of losses inherent in the loan portfolio that are not specifically identified. (See Critical Accounting Policies)

      At December 31, 2002, non-performing loans totaled $23,318,000, an increase of $8,652,000, as noted in the table on the following page. This increase was primarily due to the addition of $8,122,000 in non-accrual loans and past due 90 days or more other than non-accruing loans related to the acquisition of Lafayette and the general downturn in the economy.

      At December 31, 2002, impaired loans totaled $44,351,000, an increase of $23,190,000 from year end 2001. The increase was attributable to the addition of impaired loans totaling $14,677,000, related to the acquisition of Lafayette and several borrowers whose loans are considered impaired at December 31, 2002, but were not impaired at December 31, 2001. At December 31, 2002, an allowance for losses was not deemed necessary for impaired loans totaling $27,450,000, but an allowance of $7,299,000 was recorded for the remaining balance of impaired loans of $16,901,000 and is included in the Corporation's allowance for loan losses. The average balance of impaired loans for 2002 was $49,663,000.

      At December 31, 2002, the allowance for loan losses was $22,417,000, an increase of $7,276,000 from year end 2001. As a percent of loans, the allowance was 1.11 percent at both December 31, 2002 and 2001.

      The provision for loan losses in 2002 was $7,174,000, an increase of $3,598,000 from $3,576,000 in 2001. The Corporation's adequacy of the allowance for loan losses reflects increased non-performing loans, increased specific reserves and increased impaired loans, resulting in increased provision expense. Of the $3.6 million increase, approximately $900,000 is attributable to the provision for loan losses for Lafayette subsequent to its acquisition, with the remaining based on the regular ongoing evaluation of the loan portfolios of the Corporation's bank subsidiaries. Current non-performing and impaired loan balances indicate that some decline in loan asset quality has occurred, which management believes is a result of current economic conditions.

================================================================================

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================

The following table summarizes the non-accrual, contractually past due 90 days or more other than non-accruing and restructured loans for the Corporation.

(dollars in thousands)                                         December 31,
--------------------------------------------------------------------------------
                                                           2002            2001
================================================================================

Non-accrual loans ..............................         $14,134         $ 6,327

Loans contractually
   past due 90 days or more
   other than non-accruing .....................           6,676           4,828

Restructured loans .............................           2,508           3,511
                                                         -------         -------

   Total .......................................         $23,318         $14,666
                                                         =======         =======

The table below presents loan loss experience for the years indicated.

(Dollars in Thousands)                                                                2002                2001                2000
===================================================================================================================================
Allowance for loan losses:
    Balance at January 1 ...............................................            $15,141             $12,454             $10,128
                                                                                    -------             -------             -------
    Chargeoffs .........................................................              8,113               3,547               2,291
    Recoveries .........................................................              1,313                 573                 579
                                                                                    -------             -------             -------
    Net chargeoffs .....................................................              6,800               2,974               1,712
    Provision for loan losses ..........................................              7,174               3,576               2,625
    Allowance acquired in acquisitions..................................              6,902               2,085               1,413
                                                                                    -------             -------             -------
    Balance at December 31 .............................................            $22,417             $15,141             $12,454
                                                                                    =======             =======             =======
   Ratio of net chargeoffs during the period to
     average loans outstanding during the period .......................               .37%                .23%                .16%

LIQUIDITY

      Liquidity management is the process by which the Corporation ensures that adequate liquid funds are available for the Corporation and its subsidiaries. These funds are necessary in order for the Corporation and its subsidiaries to meet financial commitments on a timely basis. These commitments include withdrawals by depositors, funding credit obligations to borrowers, paying dividends to shareholders, paying operating expenses, funding capital expenditures, and maintaining deposit reserve requirements. Liquidity is monitored and closely managed by the asset/liability committees at each subsidiary and by the Corporation's asset/liability committee.

      The liquidity of the Corporation is dependent upon the receipt of dividends from its bank subsidiaries, which are subject to certain regulatory limitations as explained in Note 14 to the consolidated financial statements, and access to other funding sources. Liquidity of the Corporation's bank subsidiaries is derived primarily from core deposit growth, principal payments received on loans, the sale and maturity of investment securities, net cash provided by operating activities, and access to other funding sources. The most stable source of liability-funded liquidity for both the long-term and short-term is deposit growth and retention in the core deposit base. In addition, the Corporation utilizes advances from the Federal Home Loan Bank ("FHLB") as a funding source. At December 31, 2002, total borrowings from the FHLB were $184,677,000. The Corporation's bank subsidiaries have pledged certain mortgage loans and certain investments to the FHLB. The total available remaining borrowing capacity from the FHLB at December 31, 2002, was $221,204,000. The principal source of asset-funded liquidity is investment securities classified as available-for-sale, the market values of which totaled

================================================================================

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================

LIQUIDITY  continued

$332,925,000 at December 31, 2002, an increase of $101,257,000 or 43.7% over
2001. Securities classified as held-to-maturity that are maturing within a short period of time can also be a source of liquidity. Securities classified as held-to-maturity and that are maturing in one year or less totaled $1,286,000 at December 31, 2002. In addition, other types of assets-such as cash and due from banks, federal funds sold and securities purchased under agreements to resell, and loans and interest-bearing deposits with other banks maturing within one year-are sources of liquidity.

      In the normal course of business, the Corporation is a party to a number of other off-balance sheet activities that contain credit, market and operational risk that are not reflected in whole or in part in the Corporation's consolidated financial statements. Such activities include: traditional off-balance sheet credit-related financial instruments, commitments under operating leases and long-term debt.

     The Corporation provides customers with off-balance sheet credit support through loan commitments and standby letters of credit. Summarized credit-related financial instruments at December 31, 2002 are as follows:

                                                                 At December 31,
(Dollars in thousands)                                                2002
================================================================================

Amounts of commitments:
Loan commitments to extend credit ............................... $  312,146
Standby letters of credit .......................................     18,124
                                                                  ----------
                                                                  $  330,270
                                                                  ==========

      Since many of the commitments are expected to expire unused or be only partially used, the total amount of unused commitments in the preceding table does not necessarily represent future cash requirements.

     In addition to owned banking facilities, the Corporation has entered into a number of long-term leasing arrangements to support the ongoing activities of the Corporation. The required payments under such commitments and long-term debt at December 31, 2002 are as follows:

                                2002       2003       2004       2005       2006      2007       Total
(Dollars in thousands)                                                             and after
=======================================================================================================
Operating leases .........   $    967   $    795   $    533   $    567   $    345   $    323   $  3,530
Trust preferred securities     53,188     53,188
Long-term debt ...........     81,588     32,382     27,750     20,403     10,495    101,653    274,271
                             --------   --------   --------   --------   --------   --------   --------
Total ....................   $ 82,555   $ 33,177   $ 28,283   $ 20,970   $ 10,840   $155,164   $330,989
                             ========   ========   ========   ========   ========   ========   ========

INTEREST SENSITIVITY AND DISCLOSURES ABOUT MARKET RISK

      Asset/Liability Management has been an important factor in the Corporation's ability to record consistent earnings growth through periods of interest rate volatility and product deregulation. Management and the Board of Directors monitor the Corporation's liquidity and interest sensitivity positions at regular meetings to review how changes in interest rates may affect earnings. Decisions regarding investment and the pricing of loan

================================================================================

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================

INTEREST SENSITIVITY AND DISCLOSURES ABOUT MARKET RISK   continued

and deposit products are made after analysis of reports designed to measure( liquidity, rate sensitivity, the Corporation's exposure to changes in net interest income given various rate scenarios and the economic and competitive environments.

      It is the objective of the Corporation to monitor and manage risk exposure to net interest income caused by changes in interest rates. It is the goal of the Corporation's Asset/Liability function to provide optimum and stable net interest income. To accomplish this, management uses two asset liability tools. GAP/Interest Rate Sensitivity Reports and Net Interest Income Simulation Modeling are both constructed, presented and monitored quarterly.

      Management believes that the Corporation's liquidity and interest sensitivity position at December 31, 2002, remained adequate to meet the Corporation's primary goal of achieving optimum interest margins while avoiding undue interest rate risk. The following table presents the Corporation's interest rate sensitivity analysis as of December 31, 2002.

INTEREST RATE SENSITIVITY ANALYSIS

(dollars in thousands)                                                                At December 31, 2002
-----------------------------------------------------------------------------------------------------------------------------------
                                                                1-180 DAYS   181-365 DAYS    1-5 YEARS    BEYOND 5 YEARS    TOTAL
===================================================================================================================================
Rate-Sensitive Assets:
   Federal funds sold and interest-bearing deposits ........   $   34,968                                               $   34,968
   Investment securities ...................................       27,765    $   12,136     $   85,429     $  216,732      342,062
   Loans ...................................................      850,254       195,160        661,945        318,563    2,025,922
   Federal Reserve and Federal Home Loan Bank stock ........       11,409                                                   11,409
                                                               ----------    ----------     ----------     ----------   ----------
        Total rate-sensitive assets ........................      924,396       207,296        747,374        535,295    2,414,361
                                                               ----------    ----------     ----------     ----------   ----------
Rate-Sensitive Liabilities:
   Interest-bearing deposits ...............................      723,470       494,076        494,077         52,937    1,764,560
   Securities sold under repurchase agreements .............       65,962                       23,632                      89,594
   Other short-term borrowings .............................       10,168                                                   10,168
   Federal Home Loan Bank advances .........................        7,807         7,819         67,398        101,653      184,677
   Trust preferred securities ..............................                                                   53,188       53,188
   Other borrowed funds ....................................       19,300                                                   19,300
                                                               ----------    ----------     ----------     ----------   ----------
        Total rate-sensitive liabilities ...................      826,707       501,895        585,107        207,778    2,121,487
                                                               ----------    ----------     ----------     ----------   ----------

Interest rate sensitivity gap by period ....................   $   97,689    $ (294,599)    $  162,267     $  327,517
Cumulative rate sensitivity gap ............................       97,689      (196,910)       (34,643)       292,874
Cumulative rate sensitivity gap ratio
   at December 31, 2002 ....................................        111.8%         85.2%          98.2%         113.8%
   at December 31, 2001 ....................................        135.4%         97.6%         109.7%         116.9%

The Corporation had a cumulative negative gap of $196,910,000 in the one-year horizon at December 31, 2002, just over 7.4 percent of total assets. Net interest income at financial institutions with negative gaps tends to increase when rates decrease and decrease as interest rates increase.

      The Corporation places its greatest credence in net interest income simulation modeling. The GAP/Interest Rate Sensitivity Report is believed by the Corporation's management to have two major shortfalls. The GAP/Interest Rate Sensitivity Report fails to precisely gauge how often an interest rate sensitive product reprices, nor is it able to measure the magnitude of potential future rate movements.

================================================================================

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================

INTEREST RATE SENSITIVITY ANALYSIS   continued

Net interest income simulation modeling, or earnings-at-risk, measures the sensitivity of net interest income to various interest rate movements. The Corporation's asset liability process monitors simulated net interest income under three separate interest rate scenarios; base, rising and falling. Estimated net interest income for each scenario is calculated over a 12-month horizon. The immediate and parallel changes to the base case scenario used in the model are presented below. The interest rate scenarios are used for analytical purposes and do not necessarily represent management's view of future market movements. Rather, these are intended to provide a measure of the degree of volatility interest rate movements may introduce into the earnings of the Corporation.

      The base scenario is highly dependent on numerous assumptions embedded in the model, including assumptions related to future interest rates. While the base sensitivity analysis incorporates management's best estimate of interest rate and balance sheet dynamics under various market rate movements, the actual behavior and resulting earnings impact will likely differ from that projected. For mortgage-related assets, the base simulation model captures the expected prepayment behavior under changing interest rate environments. Assumptions and methodologies regarding the interest rate or balance behavior of indeterminate maturity products, e.g., savings, money market, NOW and demand deposits reflect management's best estimate of expected future behavior.

      The comparative rising and falling scenarios for the period ended December 31, 2003 assume further interest rate changes in addition to the base simulation discussed above. These changes are immediate and parallel changes to the base case scenario. In addition, total rate movements (beginning point minus ending point) to each of the various driver rates utilized by management in the base simulation for the period ended December 31, 2003 are as follows:

Driver Rates                      RISING              FALLING
================================================================================
Prime                             200 Basis Points    (50) Basis Points
Federal Funds                     200                 (50)
One-Year T-Bill                   200                 (20)
Two-Year T-Bill                   200                 (59)
Interest Checking                 100                  --
MMIA Savings                      100                  --
First Flex                        100                 (25)
CD's                              200                 (53)
FHLB Advances                     200                 (66)

      Results for the base, rising and falling interest rate scenarios are listed below, based upon the Corporation's rate sensitive assets at December 31, 2002. The net interest income shown represents cumulative net interest income over a 12-month time horizon. Balance sheet assumptions used for the base scenario are the same for the rising and falling simulations.

                                              BASE     RISING     FALLING
===============================================================================
Net Interest Income (dollars in thousands)  $105,138  $113,855   $ 98,793

Variance from base                                    $  8,717   $ (6,345)

Percent of change from base                               8.29%    (6.03)%

================================================================================

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================

EARNING ASSETS

      Earning assets increased $767.4 million during 2002. The table below reflects the earning asset mix for the years 2002 and 2001 (at December 31).

      Loans grew by $666.0 million while investment securities increased by $101.7 million. The acquisition of Lafayette combined with increased loan demand resulted in a 49.0% increase in the Corporation's loan portfolio. In addition, the increase in investment securities was primarily a result of the acquisition of Lafayette.

EARNING ASSETS
(dollars in millions)                                            December 31,
================================================================================
                                                                2002       2001
                                                             --------   --------
     Federal funds sold and interest-bearing time deposits   $   35.0   $   38.2
     Securities available for sale .......................      332.9      231.7
     Securities held to maturity .........................        9.1        8.7
     Loans ...............................................    2,025.9    1,359.9
     Federal Reserve and Federal Home Loan Bank stock ....       11.4        8.4
                                                             --------   --------
         Total ...........................................   $2,414.3   $1,646.9
                                                             ========   ========

DEPOSITS AND BORROWINGS

      The table below reflects the level of deposits and borrowed funds (Federal funds purchased, repurchase agreements, U.S. Treasury demand notes, Federal Home Loan Bank advances, trust preferred securities and other borrowed funds) based on year-end levels at December 31, 2002 and 2001.

As of December 31
(dollars in millions)
-----------------------------------------------------------------------------------------------------------------------------------
                         SECURITIES SOLD UNDER       OTHER SHORT-TERM      FEDERAL HOME LOAN      TRUST PREFERRED    OTHER BORROWED
             DEPOSITS    REPURCHASE AGREEMENTS          BORROWINGS           BANK ADVANCES          SECURITIES           FUNDS
===================================================================================================================================
2002         $2,036.7            $89.6                    $10.2                  $184.7               $53.2             $19.3
2001          1,421.3             45.6                     16.8                   103.5                                   8.5

================================================================================

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================

NET INTEREST INCOME

      Net interest income is the primary source of the Corporation's earnings. It is a function of net interest margin and the level of average earning assets. The table below reflects the Corporation's asset yields, interest expense, and net interest income as a percent of average earning assets for the three-year period ending in 2002.

      In 2002, asset yields decreased 97 basis points (FTE) and interest cost decreased 112 basis points, resulting in a 15 basis point (FTE) increase in net interest income. The Corporation aggressively repriced deposits downward in relation to market interest rates in an effort to mitigate declining asset yields resulting from a 4.5% decrease in the prime rate in 2001 and an additional 75 basis point decline in 2002.

(dollars in thousands)
--------------------------------------------------------------------------------------------------------------
            INTEREST INCOME    INTEREST EXPENSE   NET INTEREST INCOME                      NET INTEREST INCOME
           (FTE) as a Percent    as a Percent      (FTE)as a Percent         AVERAGE              On a
               of Average         of Average          of Average             EARNING          Fully Taxable
             Earning Assets      Earning Assets      Earning Assets          ASSETS          Equivalent Basis
==============================================================================================================
  2002             6.83%             2.44%             4.39%             $2,198,943             $96,599
  2001             7.80              3.56              4.24               1,576,334              66,806
  2000             8.19              4.16              4.03               1,453,795              58,619

      Average earning assets include the average balance of securities classified as available for sale, computed based on the average of the historical amortized cost balances without the effects of the fair value adjustment.

================================================================================

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================

OTHER INCOME

      The Corporation has placed emphasis on the growth of non-interest income in recent years by offering a wide range of fee-based services. Fee schedules are regularly reviewed by a pricing committee to ensure that the products and services offered by the Corporation are priced to be competitive and profitable.

      Other income in 2002 amounted to $27,077,000 or 46.0 percent higher than in 2001. The increase of $8,534,000 is primarily attributable to the following factors:

1. Service charges on deposit accounts increased $3,601,000 or 62.9 percent due to increased number of accounts, price adjustments and approximately $3,105,000 of additional service charge income related to the April 1, 2002 acquisition of Lafayette.

2. Net realized gains on sales of available-for-sale securities totaled $739,000 in 2002, while net realized losses on sales of available-for-sale securities totaled $(200,000) during 2001.

3. Revenues from fiduciary activities increased $829,000 or 15.3 percent due primarily to additional fees received related to the acquisition of Lafayette.

4. The Corporation sold its purchase money order business in September of 2002, resulting in a net gain on sale of $514,000.

5. Abstract, title insurance and other related income increased $910,000 in 2002, related to the January 1, 2002 acquisition of Delaware County Abstract Company, Inc. and Beebe & Smith Title Insurance Company, Inc.

6. Gains on sale of mortgage loans included in other income increase by $481,000, or 39.1 percent, due to increased mortgage volume. In addition, decreasing mortgage loan rates caused an increase in refinancing volume, which facilitated an increase in loan sales activity.

      Other income in 2001 amounted to $18,543,000 or 11.5 percent higher than in 2000. The increase of $1,909,000 is primarily attributable to the following factors:

1. Service charges on deposit accounts increased $953,000, or 20.0 percent due to increased number of accounts and price adjustments.

2. Gains on sale of mortgage loans included in other income increased by $611,000, or 97.9 percent, due to increased mortgage volume. In addition, decreasing mortgage loan interest rates caused an increase in refinancing volume, which facilitated an increase in loan sales activity.

================================================================================

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================

OTHER EXPENSES

      Other expenses represent non-interest operating expenses of the Corporation. Other expenses in 2002 amounted to $71,009,000, an increase of 57.1 percent from the prior year, or $25,814,000.

The following factors account for most of the increase:


1. Salaries and benefit expense grew $14,439,000, or 58.4 percent, due to normal salary increases, staff additions and additional salary and benefit cost of $9,785,000 related to the April 1, 2002 acquisition of Lafayette.

2. Telephone expenses increased by $1,497,000 or 140.9%, due to additional telephone costs related to the acquisition of Lafayette. In addition, increased service contract charges related to greater usage of telephone lines, contributed to this increase.

3. Equipment expenses increased by $2,188,000 or 48.4%, primarily related to the April 1, 2002 acquisition of Lafayette.

4. Core deposit intangible amortization increased by $907,000, due to utilization of the purchase method of accounting for the Corporation related to the April 1, 2002 acquisition of Lafayette.

5. Data processing fees increased by $1,421,000, or 63.4 percent, primarily due to increases in processing expenses related to greater usage of debit/ATM cards by customers and increases in loans originated and processed during 2002.

6. Net occupancy expenses increased by $903,000 or 33.1%, primarily related to the April 1, 2002 acquisition of Lafayette.

      Other expenses amounted to $45,195,000 in 2001, an increase of 12.8 percent from the prior year, or $5,112,000.

Three major areas account for most of the increase:

1. Salary and benefit expenses grew by $3,293,000, or 15.4 percent, due to normal salary increases, staff additions and additional salary cost related to the acquisition of Frances Slocum Bank and Trust Company.

2. Data processing fees increased by $507,000, or 29.2 percent, primarily due to increases in processing expenses related to greater usage of debit/ATM cards by customers and increases in loans originated and processed during the year.

3. Goodwill and core deposit amortization increased by $786,000, or 87.7 percent, due to utilization of the purchase method of accounting for the Corporation's June 1, 2000 acquisition of Decatur Bank and Trust Company and July 1, 2001 acquisition of Frances Slocum Bank and Trust Company.

================================================================================

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================

INCOME TAXES

      The increase in 2002 tax expense of $2,057,000 is attributable primarily to the acquisition of Lafayette and an increase in pre-tax income of $5,627,000. The increase in 2001 tax expenses of $1,956,000 is attributable primarily to a $4,225,000 increase in net pre-tax income. In addition, the effective tax rates for the periods ending December 31, 2002, 2001 and 2000 were 33.4%, 34.9% and 33.3%, respectively. The 150 basis point decrease is primarily a result of increases in tax exempt interest income and reduced state taxes, resulting from the effect of state income apportionment.

ACCOUNTING MATTERS

ACCOUNTING FOR A BUSINESS COMBINATION

      Statement of Financial Accounting Standards ("SFAS") No. 141 requires that most all business combinations should be accounted for using the purchase method of accounting; use of the pooling method is prohibited.

      This Statement requires that goodwill be initially recognized as an asset in the financial statement and measured as the excess of the cost of an acquired entity over the net of the amounts assigned to identifiable assets acquired and liabilities assumed. In addition, SFAS No. 141 requires all other intangibles, such as core deposit intangibles for a financial institution, to be identified.

      The provisions of Statement No. 141 were effective for any business combination that was initiated after June 30, 2001.

ACCOUNTING FOR GOODWILL

      Under the provisions of SFAS No. 142, goodwill should not be amortized but should be tested for impairment at the reporting unit level. Impairment test of goodwill should be done on an annual basis unless events or circumstances indicate impairment has occurred in the interim period. The annual impairment test can be performed at any time during the year as long as the measurement date is used consistently from year to year.

      Impairment testing is a two step process, as outlined within the statement. If the fair value of goodwill is less than its carrying value, then the goodwill is deemed impaired and a loss recognized.

================================================================================

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================

      The Corporation adopted these new accounting rules on January 1, 2002. As a result, the Corporation will not amortize the goodwill it has recorded prior to June 30, 2001, but will make an annual assessment of any impairment in goodwill and, if necessary, recognize an impairment loss at that time. The Corporation had goodwill of $87,640,000 and $26,081,000 at December 31, 2002 and 2001, respectively. Had Statement No. 142 been applied retroactively, the reported 2001 and 2000 net income would have increased by $1,070,000 and $724,000, respectively. At December 31, 2002, no impairment loss was identified.

ACQUISITIONS OF CERTAIN FINANCIAL INSTITUTIONS

      SFAS No. 147 became effective October 1, 2002. This standard requires any intangible assets previously recorded under SFAS No. 72 to be included in the scope of SFAS No.s 141 and 142. This standard has no immediate impact on the financial position and results of operations of the Corporation, as the Corporation did not have any recorded unidentified intangible assets or goodwill that had continued to be amortized.

ACCOUNTING FOR STOCK-BASED COMPENSATION-TRANSITION AND DISCLOSURE-AN AMENDMENT OF FASB STATEMENT NO. 123

      In December 2002, the Financial Accounting Standards Board issued SFAS No.
148. SFAS No. 148 amends FASB Statement No. 123, "Accounting for Stock Based Compensation" ("SFAS 123") and provides alternative methods for accounting for a change by registrants to the fair value method of accounting for stock-based compensation. Additionally, SFAS No. 148 amends the disclosure requirements of SFAS 123 to require disclosure in the significant accounting policy footnote of both annual and interim financial statements of the method of accounting for stock-based compensation and the related pro-forma disclosures when the intrinsic value method continues to be used. The statement is effective for fiscal years ending after December 15, 2002. Adoption of this statement did not have a material effect on the Corporation's financial position or results of operations.

================================================================================

MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

================================================================================

INFLATION

      Changing prices of goods, services and capital affect the financial position of every business enterprise. The level of market interest rates and the price of funds loaned or borrowed fluctuate due to changes in the rate of inflation and various other factors, including government monetary policy.

      Fluctuating interest rates affect the Corporation's net interest income, loan volume and other operating expenses, such as employee salaries and benefits, reflecting the effects of escalating prices, as well as increased levels of operations and other factors. As the inflation rate increases, the purchasing power of the dollar decreases. Those holding fixed-rate monetary assets incur a loss, while those holding fixed-rate monetary liabilities enjoy a gain. The nature of a financial holding company's operations is such that there will generally be an excess of monetary assets over monetary liabilities, and, thus, a financial holding company will tend to suffer from an increase in the rate of inflation and benefit from a decrease.

================================================================================

INDEPENDENT ACCOUNTANTS' REPORT

================================================================================

To the Stockholders and Board of Directors
First Merchants Corporation
Muncie, Indiana

We have audited the accompanying consolidated balance sheets of First Merchants Corporation as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Merchants Corporation as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As more fully discussed in Note 7, the Corporation changed its method of accounting for goodwill in 2002.

                                             BKD, LLP

                                             Indianapolis, Indiana
                                             January 17, 2003

================================================================================

CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)                                                                            December 31,
===================================================================================================================================
                                                                                                    2002                   2001
Assets
   Cash and due from banks ..........................................................           $    87,638            $    68,743
   Federal funds sold ...............................................................                31,400                 34,285
                                                                                                -----------            -----------
   Cash and cash equivalents ........................................................               119,038                103,028
   Interest-bearing time deposits ...................................................                 3,568                  3,871
   Investment securities
      Available for sale ............................................................               332,925                231,668
      Held to maturity (fair value of $9,585 and $8,762) ............................                 9,137                  8,654
                                                                                                -----------            -----------
        Total investment securities .................................................               342,062                240,322
   Mortgage loans held for sale .....................................................                21,545                    307
   Loans, net of allowance for loan losses of $22,417 and $15,141....................             1,981,960              1,344,445
   Premises and equipment ...........................................................                38,645                 27,684
   Federal Reserve and Federal Home Loan Bank stock .................................                11,409                  8,350
   Interest receivable ..............................................................                17,346                 12,024
   Core deposit intangibles ............ ............................................                19,577                  6,096
   Goodwill..........................................................................                87,640                 26,081
   Cash surrender value of life insurance............................................                14,309                  6,470
   Other assets .....................................................................                21,588                  8,357
                                                                                                -----------            -----------
        Total assets ................................................................           $ 2,678,687            $ 1,787,035
                                                                                                ===========            ===========

Liabilities
   Deposits
     Noninterest-bearing ............................................................           $   272,128            $   186,987
     Interest-bearing ...............................................................             1,764,560              1,234,264
                                                                                                -----------            -----------
       Total deposits ...............................................................             2,036,688              1,421,251
   Borrowings .......................................................................               356,927                174,404
   Interest payable .................................................................                 6,019                  5,488
   Other liabilities ................................................................                17,924                  6,764
                                                                                                -----------            -----------
       Total liabilities ............................................................             2,417,558              1,607,907


COMMITMENTS AND CONTINGENT LIABILITIES


Stockholders' equity
   Preferred stock, no-par value
      Authorized and unissued -- 500,000 shares
   Common stock, $.125 stated value
      Authorized -- 50,000,000 shares
      Issued and outstanding -- 16,322,748 and 13,303,822 shares ....................                 2,040                  1,663
   Additional paid-in capital .......................................................               116,503                 50,563
   Retained earnings ................................................................               138,110                124,304
   Accumulated other comprehensive income ...........................................                 4,476                  2,598
                                                                                                -----------            -----------
        Total stockholders' equity ..................................................               261,129                179,128
                                                                                                -----------            -----------
        Total liabilities and stockholders' equity ..................................           $ 2,678,687            $ 1,787,035
                                                                                                ===========            ===========

See notes to consolidated financial statements.

================================================================================

CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share data)                                                                Year Ended December 31,
===================================================================================================================================
                                                                                       2002               2001               2000
Interest income
   Loans receivable
     Taxable .............................................................           $129,279           $103,123          $ 95,798
     Tax exempt ..........................................................                638                438               311
   Investment securities
     Taxable .............................................................              9,086             11,207            14,478
     Tax exempt ..........................................................              6,190              4,103             4,587
   Federal funds sold ....................................................                557                899               666
   Deposits with financial institutions ..................................                197                106               103
   Federal Reserve and Federal Home Loan Bank stock ......................                735                559               585
                                                                                     --------           --------          --------
       Total interest income .............................................            146,682            120,435           116,528
                                                                                     --------           --------          --------
Interest expense
   Deposits ..............................................................             39,700             45,856            49,607
   Securities sold under repurchase agreements ...........................              2,060              3,208             4,263
   Federal Home Loan Bank advances .......................................              8,166              6,556             5,315
   Trust preferred securities ............................................              3,324
   Other borrowings ......................................................                509                454             1,361
                                                                                     --------           --------          --------
        Total interest expense ...........................................             53,759             56,074            60,546
                                                                                     --------           --------          --------
Net interest income ......................................................             92,923             64,361            55,982
   Provision for loan losses .............................................              7,174              3,576             2,625
                                                                                     --------           --------          --------

Net interest income
after provision for loan losses ..........................................             85,749             60,785            53,357
                                                                                     --------           --------          --------
Other income
   Fiduciary activities ..................................................              6,258              5,429             4,972
   Service charges on deposit accounts ...................................              9,330              5,729             4,776
   Other customer fees ...................................................              3,918              3,166             3,519
   Net realized gains (losses) on
     sales of available-for-sale securities ..............................                739               (200)             (107)
   Commission income .....................................................              2,203              1,945             1,950
   Other income ..........................................................              4,629              2,474             1,524
                                                                                     --------           --------          --------
        Total other income ...............................................             27,077             18,543            16,634
                                                                                     --------           --------          --------

Other expenses
   Salaries and employee benefits ........................................             39,150             24,711            21,418
   Net occupancy expenses ................................................              3,632              2,729             2,471
   Equipment expenses ....................................................              6,709              4,521             4,299
   Marketing expenses.....................................................              1,495              1,072             1,010
   Outside data processing fees ..........................................              3,664              2,243             1,736
   Printing and office supplies ..........................................              1,597              1,143             1,144
   Goodwill and core deposit amortization.................................              2,589              1,682               896
   Other expenses ........................................................             12,173              7,094             7,109
                                                                                     --------           --------          --------
        Total other expenses .............................................             71,009             45,195            40,083
                                                                                     --------           --------          --------

Income before income tax .................................................             41,817             34,133            29,908
   Income tax expense ....................................................             13,981             11,924             9,968
                                                                                     --------           --------          --------
Net income ...............................................................           $ 27,836           $ 22,209          $ 19,940
                                                                                     ========           ========          ========

Net income per share:
   Basic .................................................................           $   1.79           $   1.71          $   1.59
   Diluted ...............................................................               1.77               1.69              1.58

See notes to consolidated financial statements.

================================================================================

CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Year Ended December 31,
 (in thousands)                                                                                2002           2001            2000
===================================================================================================================================
Net income ............................................................................     $ 27,836       $ 22,209       $ 19,940
                                                                                             --------       --------       --------
Other comprehensive income, net of tax:
  Unrealized gains on securities available for sale:
     Unrealized holding gains arising during the period,
     net of income tax expense of $2,426, $1,848, $2,610................ ..............        3,639          2,775          3,831
     Less: Reclassification adjustment for gains (losses) included in net income,
       net of income tax (expense) benefit of $(296), $80, $43 ........................          443           (120)           (64)
  Unrealized loss on pension minimum funding liability:
     Unrealized loss arising during the period,
     net of income tax benefit of $879 ................................................       (1,318)
                                                                                            --------       --------       --------
                                                                                               1,878          2,895          3,895
                                                                                            --------       --------       --------
  COMPREHENSIVE INCOME                                                                      $ 29,714       $ 25,104       $ 23,835
                                                                                            ========       ========       ========

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(in thousands, except share data)
-----------------------------------------------------------------------------------------------------------------------------------
                                                        COMMON STOCK
                                                   -----------------------    ADDITIONAL    RETAINED   ACCUMULATED OTHER
                                                      SHARES       AMOUNT   PAID-IN CAPITAL EARNINGS     COMPREHENSIVE       TOTAL
                                                                                                         INCOME (LOSS)
                                                   -----------    --------  --------------  --------- --------------------  -------
Balances, January 1, 2000 .....................    10,936,617    $  1,367      $ 25,481    $ 103,640      $  (4,192)     $ 126,296
  Net income for 2000..........................                                               19,940                        19,940
  Cash dividends ($ .82 per share) ............                                              (10,331)                      (10,331)
  Other comprehensive income, net of tax ......                                                               3,895          3,895
  Stock issued under employee benefit plans ...        26,778           3           478                                        481
  Stock issued under dividend reinvestment
     and stock purchase plan ..................        35,611           5           806                                        811
  Stock options exercised .....................        33,906           4           506                                        510
  Stock redeemed ..............................      (292,000)        (37)       (6,670)          (5)                       (6,712)
  Issuance of stock related to acquisition.....       870,957         109        21,068                                     21,177
  Cash paid in lieu of fractional shares.......          (137)                       (4)                                        (4)
                                                  -----------    --------      --------    ---------      ---------      ---------
Balances, December 31, 2000   .................    11,611,732       1,451        41,665      113,244           (297)       156,063
  Net income for 2001..........................                                               22,209                        22,209
  Cash dividends ($.88 per share)..............                                              (11,127)                      (11,127)
  Other comprehensive income, net of tax ......                                                               2,895          2,895
  Stock issued under employee benefit plans ...        28,466           4           500                                        504
  Stock issued under dividend reinvestment
     and stock purchase plan ..................        35,348           4           799                                        803
  Stock options exercised .....................        19,627           2           223                                        225
  Stock redeemed ..............................      (306,966)        (38)       (6,985)                                    (7,023)
  Issuance of stock related to acquisition.....       677,972          85        14,516                                     14,601
  Five percent (5%) stock dividend.............       604,128          76           (76)
  Cash paid in lieu of fractional shares.......                                                 (22)                           (22)
                                                  -----------    --------      --------    ---------      ---------      ---------
Balances, December 31, 2001                        12,670,307       1,584        50,642      124,304          2,598        179,128
  Net income for 2002..........................                                               27,836                        27,836
  Cash dividends ($.90 per share)..............                                              (13,995)                      (13,995)
  Other comprehensive income, net of tax ......                                                               1,878          1,878
  Stock issued under employee benefit plans ...        35,613           4           654                                        658
  Stock issued under dividend reinvestment
     and stock purchase plan ..................        28,487           5           946                                        951
  Stock options exercised .....................        49,689           6           488                                        494
  Stock redeemed ..............................      (148,405)        (20)       (4,313)                                    (4,333)
  Issuance of stock related to acquisitions....     2,912,869         364        68,183                                     68,547
  Five percent (5%) stock dividend.............       774,188          97           (97)
  Cash paid in lieu of fractional shares.......                                                 (35)                           (35)
                                                  -----------    --------      --------    ---------      ---------      ---------
Balances, December 31, 2002                        16,322,748    $  2,040      $116,503    $ 138,110      $   4,476      $ 261,129
                                                  ===========    ========      ========    =========      =========      =========

See notes to consolidated financial statements.

================================================================================
CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

CONSOLIDATED STATEMENTS OF CASH FLOWS

===================================================================================================================================
                                                                                                 Year Ended December 31,
(in thousands, except share data)                                                   2002               2001               2000
===================================================================================================================================
Operating activities:
   Net income .........................................................         $  27,836          $  22,209          $  19,940
   Adjustments to reconcile net income to
     net cash provided by operating activities:
     Provision for loan losses ........................................             7,174              3,576              2,625
     Depreciation .....................................................             4,273              2,984              3,198
     Amortization of goodwill and intangibles .........................             2,444              1,682                896
     Deferred income tax ..............................................              (503)               616               (767)
     Securities amortization, net .....................................               573                  8                 72
     Securities losses (gains), net ...................................              (739)               200                107
     Loss (gain) on sale of premises and equipment ....................                (7)                 2               (105)
     Mortgage loans originated for sale ...............................          (140,584)           (22,705)            (2,111)
     Proceeds from sales of mortgage loans ............................           126,905             22,398              2,172
     Net change in
         Interest receivable ..........................................               763              2,514               (825)
         Interest payable .............................................            (1,318)            (1,727)             1,479
     Other adjustments ................................................            (9,122)              (545)             3,104
                                                                                ---------          ---------          ---------
         Net cash provided by operating activities ....................            17,695             31,212             29,785
                                                                                ---------          ---------          ---------

Investing activities:
   Net change in interest-bearing deposits ............................            10,729             (2,988)             1,330
   Purchases of
     Securities available for sale ....................................          (182,511)           (34,500)           (11,437)
     Securities held to maturity ......................................
   Proceeds from maturities of
     Securities available for sale ....................................           164,273            108,692             49,975
     Securities held to maturity ......................................             4,307              3,612              5,617
   Proceeds from sales of
     Securities available for sale ....................................            21,363                770             14,654
   Net change in loans ................................................          (100,650)           (50,384)           (87,658)
   Purchase of Federal Home Loan Bank stock ...........................              (715)              (592)              (712)
   Purchases of premises and equipment ................................            (4,854)            (2,438)            (4,409)
   Proceeds from sale of fixed assets .................................                75                 37                449
   Net cash received (paid) in acquisition.............................           (12,532)             5,261
   Other investing activities .........................................                                                     280
                                                                                ---------          ---------          ---------
         Net cash provided (used) by investing activities .............          (100,515)            27,470            (31,911)
                                                                                ---------          ---------          ---------

Financing activities:
   Net change in
     Demand and savings deposits ......................................            34,818             55,640                772
     Certificates of deposit and other time deposits ..................           (26,662)           (72,940)            33,268
     Repurchase agreements and other borrowings .......................             7,893                506            (51,385)
   Federal Home Loan Bank advances ....................................            77,900             60,930            199,396
   Repayment of Federal Home Loan Bank advances .......................           (32,047)           (50,613)          (181,510)
   Trust preferred securities..........................................            53,188
   Cash dividends .....................................................           (13,995)           (11,127)           (10,331)
   Stock issued under employee benefit plans ..........................               658                504                481
   Stock issued under dividend reinvestment
     and stock purchase plan ..........................................               951                803                811
   Stock options exercised ............................................               494                225                510
   Stock redeemed .....................................................            (4,333)            (7,023)            (6,712)
   Cash paid in lieu of issuing fractional shares .....................               (35)               (22)                (4)
                                                                                ---------          ---------          ---------
         Net cash provided (used) by financing activities .............            98,830            (23,117)           (14,704)
                                                                                ---------          ---------          ---------
Net change in cash and cash equivalents ...............................            16,010             35,565            (16,830)
Cash and cash equivalents, beginning of year ..........................           103,028             67,463             84,293
                                                                                ---------          ---------          ---------
Cash and cash equivalents, end of year ................................         $ 119,038          $ 103,028          $  67,463
                                                                                =========          =========          =========
Additional cash flows information:
   Interest paid .......................................................         $  53,228          $  56,921          $  58,810
   Income tax paid .....................................................            14,313             12,440              9,544


See notes to consolidated financial statements.

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 1

NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The accounting and reporting policies of First Merchants Corporation ("Corporation"), and its wholly owned subsidiaries, First Merchants Bank, N.A. ("First Merchants"), Madison Community Bank ("Madison"), First United Bank ("First United"), The Randolph County Bank ("Randolph County"), Union County National Bank ("Union National"), First National Bank ("First National"), Decatur Bank and Trust Company ("Decatur"), Frances Slocum Bank & Trust Company ("Frances Slocum"), and Lafayette Bank and Trust Company ("Lafayette"), (collectively the "Banks"), First Merchants Insurance Services, Inc. ("FMIS"), First Merchants Reinsurance Company ("FMRC"), Indiana Title Insurance Company ("ITIC"), First Merchants Capital Trust I ("FMC Trust I"), First Merchants Capital Trust II ("FMC Trust II"), and First Merchants Capital Trust III ("FMC Trust III"), conform to generally accepted accounting principles and reporting practices followed by the banking industry. The more significant of the policies are described below.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      The Corporation is a financial holding company whose principal activity is the ownership and management of the Banks and operates in a single significant business segment. First Merchants, Union National and First National operate under national bank charters and provide full banking services, including trust services. As national banks, First Merchants, First National and Union National are subject to the regulation of the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation ("FDIC"). Madison, First United, Randolph County, Decatur, Frances Slocum and Lafayette operate under state bank charters and provide full banking services, including trust services. As state banks, Madison, First United, Randolph County, Decatur, Frances Slocum and Lafayette are subject to the regulation of the Department of Financial Institutions, State of Indiana, and the FDIC.

      The Banks generate commercial, mortgage, and consumer loans and receive deposits from customers located primarily in north-central and east-central Indiana and Butler County, Ohio. The Banks' loans are generally secured by specific items of collateral, including real property, consumer assets and business assets. Although the Banks have a diversified loan portfolio, a substantial portion of their debtors' ability to honor their contracts is dependent upon economic conditions in the automotive and agricultural industries.

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 1

NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES continued

CONSOLIDATION

      The consolidated financial statements include the accounts of the Corporation and all its subsidiaries, after elimination of all material intercompany transactions.

INVESTMENT SECURITIES-Debt securities are classified as held to maturity when the Corporation has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. Debt securities not classified as held to maturity are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately in accumulated other comprehensive income, net of tax.

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

LOANS HELD FOR SALE are carried at the lower of aggregate cost or market. Market is determined using the aggregate method. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income based on the difference between estimated sales proceeds and aggregate cost.

LOANS are carried at the principal amount outstanding. Certain nonaccrual and substantially delinquent loans may be considered to be impaired. A loan is impaired when, based on current information or events, it is probable that the Banks will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. In applying the provisions of Statement of Financial Accounting Standards ("SFAS") No. 114, the Corporation considers its investment in one-to-four family residential loans and consumer installment loans to be homogeneous and therefore excluded from separate identification for evaluation of impairment. Interest income is accrued on the principal balances of loans, except for installment loans with add-on interest, for which a method that approximates the level yield method is used. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectable. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans.

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 1

NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES continued

ALLOWANCE FOR LOAN LOSSES is maintained to absorb losses inherent in the loan portfolio and is based on ongoing, quarterly assessments of the probable losses inherent in the loan portfolio. The allowance is increased by the provision for loan losses, which is charged against current operating results. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The Corporation's methodology for assessing the appropriateness of the allowance consists of three key elements - the determination of the appropriate reserves for specifically identified loans, historical losses, and environmental or qualitative factors.

Specific allowances are established in those instances where management has identified significant conditions or circumstances related to a credit that management believes indicate the probability that a loss may be incurred. The loans that are reviewed for specific allowances are generally those internally classified as substandard, doubtful or loss, including nonaccrual loans, loans in the process of foreclosure and certain loans past due 90 days or more and still accruing interest. Additionally, management also specifically reviews any other loan with a significant loss exposure.

The Corporation's five-year average historical loss experience is used to estimate an appropriate allowance for those loans not individually reviewed. The historical loss experience is determined for each type of loan in the portfolio.

There are certain inherent risks in the Corporation's loan portfolio; accordingly, the Corporation includes certain environmental or qualitative factors in its determination of the adequacy of the allowance for loan losses. These factors include national and local economic conditions that could have an impact of the credit quality of the loan portfolio, lending policies and procedures, portfolio size and composition, delinquency and non-performing loan trends, lending management and staff, loan review systems and procedures, concentration of credit, among other factors. The evaluation of the inherent loss with respect to these factors is subject to a higher degree of uncertainty because they are not identified with specific credits.

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 1

NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES continued

PREMISES AND EQUIPMENT are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line and declining balance methods based on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred, while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

FEDERAL RESERVE AND FEDERAL HOME LOAN BANK STOCK are required investments for institutions that are members of the Federal Reserve Bank ("FRB") and Federal Home Loan Bank ("FHLB") systems. The required investment in the common stock is based on a predetermined formula.

INTANGIBLE ASSETS that are subject to amortization, including core deposit intangibles, are being amortized on both the straight-line and accelerated basis over periods ranging from 7 to 25 years. Intangible assets are periodically evaluated as to the recoverability of their carrying value.

GOODWILL is maintained by applying the provisions of SFAS No. 142, which was adopted by the Corporation on January 1, 2002. Goodwill is reviewed for impairment annually in accordance with this statement with any loss recognized through the income statement, at that time.

INCOME TAX in the consolidated statements of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Corporation files consolidated income tax returns with its subsidiaries.

STOCK OPTIONS are granted for a fixed number of shares to employees. At December 31, 2002, the Corporation has stock-based employee compensation plans, which are described more fully in Note 16. The Corporation's stock option plans are accounted for in accordance with Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and related interpretations. APB No. 25 requires compensation expense for stock options to be recognized only if the market price of the underlying stock exceeds the exercise price on the date of the grant. Accordingly, the Corporation recognized compensation expense of $23,000 in 2003, 2001 and 2000, related to specific grants in which the market price exceeded the exercise price. For all remaining grants, no stock-based employee compensation cost is reflected in net income, as options granted under those plans had an exercise price equal to the market value of the underlying common stock on the grant date.

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 1

NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES continued

The following table illustrates the effect on net income and earnings per share if the Corporation had applied the fair value provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                                         Year Ended December 31
                                                                     2002         2001          2000
                                                                --------------------------------------
Net income, as reported .....................................   $   27,836    $   22,209    $   19,940
Less:  Total stock-based employee compensation
   cost determined under the fair value based
   method, net of income taxes ..............................       (1,006)         (498)         (125)
                                                                ----------    ----------    ----------
Pro forma net income ........................................   $   26,830    $   21,711    $   19,815
                                                                ==========    ==========    ==========

Earnings per share:
   Basic - as reported ......................................   $     1.79    $     1.71    $     1.59
   Basic - pro forma ........................................   $     1.72    $     1.67    $     1.58
   Diluted - as reported ....................................   $     1.77    $     1.69    $     1.58
   Diluted - pro forma ......................................   $     1.71    $     1.66    $     1.57

EARNINGS PER SHARE have been computed based upon the weighted average common and common equivalent shares outstanding during each year and have been restated to give effect to a five percent (5%) stock dividend on its shares of outstanding common stock distributed to stockholders on September 13, 2002.

NOTE 2

BUSINESS COMBINATIONS

      Effective September 6, 2002, the Corporation acquired Stephenson Insurance Service, Inc., which was merged into FMIS, a wholly-owned subsidiary of the Corporation. The Corporation issued 36,276 shares of its common stock at a cost of $27.47 per share to complete the transaction. This acquisition was deemed to be an immaterial acquisition.

      On August 28, 2002, the Corporation signed a definitive agreement to acquire CNBC Bancorp ("CNBC"), Columbus, Ohio. The acquisition will be accounted for under the purchase method of accounting. Under the terms of the agreement, the Corporation will exchange 1.01 shares of the Corporation's common stock or $29.57 in cash for each of the outstanding shares of CNBC. However, no more than $24,562,000 aggregate cash may be paid in the merger, and there may be allocations of stock to certain shareholders if this threshold is exceeded. The transaction is subject to approval by stockholders of CNBC, and appropriate regulatory agencies. The Corporation anticipates amortizing core deposit intangibles over ten years. As of December 31, 2002 CNBC had total assets and shareholders' equity of $331,741,000 and $24,265,000 respectively. To fund a portion of the cash consideration payable to the stockholders of CNBC, the Corporation will establish a wholly owned trust subsidiary that will issue and sell up to $25,000,000 in trust preferred securities of the Corporation. The preferred securities will have a 30 year maturity and a coupon rate based upon three-month LIBOR, plus 325 basis points, but LIBOR

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 2

BUSINESS COMBINATIONS  continued

shall not exceed 8.75% prior to the fifth anniversary of the closing date. The proceeds from the sale of the preferred securities will be loaned to the Corporation by the trust subsidiary in exchange for subordinated debentures with terms that are similar to the preferred securities and will be recorded as debt in the Corporation's consolidated financial statements. The subordinated debentures will be the sole asset of the trust subsidiary. Issuance costs will be amortized over the life of the preferred securities. The Corporation will guarantee the preferred securities and distributions.

      On April 1, 2002, the Corporation acquired 100% of the outstanding stock of Lafayette Bancorporation, the holding company of Lafayette, which is located in Lafayette, Indiana. Lafayette is a state chartered bank with branches located in central Indiana. Lafayette Bancorporation was merged into the Corporation, and Lafayette maintained its state charter as a subsidiary of First Merchants Corporation. The Corporation issued approximately 2,911,712 shares of its common stock at a cost of $22.36 per share and approximately $50,867,000 in cash to complete the transaction. As a result of the acquisition, the Corporation has an opportunity to increase its customer base and continue to increase its market share. The purchase had a recorded acquisition price of $115,978,000, including goodwill of $57,893,000 none of which is deductible for tax purposes. Additionally, core deposit intangibles totaling $16,052,000 were recognized and will be amortized over 10 years using the 150% declining balance method.

      The combination was accounted for under the purchase method of accounting. All assets and liabilities were recorded at their fair values as of April 1, 2002. The purchase accounting adjustments are being amortized over the life of the respective asset or liability. Lafayette's results of operations are included in the Corporation's consolidated income statement beginning April 1, 2002. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

        Investments.......................     $104,717
        Loans.............................      552,016
        Premises and equipment............       10,269
        Core deposit intangibles..........       16,052
        Goodwill..........................       57,893
        Other.............................       64,074
                                               --------
           Total assets acquired..........      805,021
                                               --------
        Deposits..........................      607,281
        Other.............................       81,762
                                               --------
           Total liabilities acquired.....      689,043
                                               --------
           Net assets acquired............     $115,978
                                               --------

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 2

BUSINESS COMBINATIONS  continued

      The following proforma disclosures, including the effect of the purchase accounting adjustments, depict the results of operations as though the Lafayette merger had taken place at the beginning of each period.

                                                             Year Ended
                                                            December 31,
                                                        2002           2001
                                                    -----------    -----------
      Net Interest Income ........................  $   98,855     $   87,090

      Net Income .................................      28,016         28,504
      Per share - combined:
        Basic Net Income..........................        1.69           1.79
        Diluted Net Income........................        1.68           1.78

      Effective January 1, 2002, the Corporation acquired Delaware County Abstract Company, Inc. and Beebe & Smith Title Insurance Company, Inc., which were merged into ITIC, a wholly-owned subsidiary of the Corporation. The Corporation issued approximately 108,919 shares of its common stock at a cost of $22.38 per share to complete the transaction. ITIC's operations were subsequently contributed to Indiana Title Insurance Company, LLC in which the Corporation has a 52.12% ownership interest. This acquisition was deemed to be an immaterial acquisition.

      On July 1, 2001, the Corporation acquired 100% of the outstanding stock of Francor Financial, Inc., the holding company of Frances Slocum. Frances Slocum is a state chartered bank with branches located in east-central Indiana. Francor Financial, Inc. was merged into the Corporation, and Frances Slocum maintained its state charter as a subsidiary of First Merchants Corporation. The Corporation issued 747,465 shares of its common stock at a cost of $20.51 per share and $14,490,985 in cash to complete the transaction. As a result of the acquisition, the Corporation has an opportunity to increase its customer base and continue to increase its market share. The purchase had a recorded acquisition price of $29,454,000, including goodwill of $7,907,000, none of which is deductible for tax purposes. Additionally, core deposit intangibles totaling $4,804,000 were recognized and will be amortized over 10 years using the 150% declining balance method.

      The combination was accounted for under the purchase method of accounting. All assets and liabilities were recorded at their fair values as of July 1, 2001. The purchase accounting adjustments are being amortized over the life of the respective asset or liability. Francor Financial Inc.'s results of operations are included in the Corporation's consolidated income statement beginning July 1, 2001.

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 2

BUSINESS COMBINATIONS  continued

      The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

       Loans...........................    $ 134,505
       Premises and equipment..........        4,401
       Core deposit intangibles........        4,804
       Goodwill........................        7,907
       Other...........................       34,581
                                           ---------
         Total assets acquired.........      186,198
                                           ---------
       Deposits........................      150,252
       Other...........................        6,492
                                           ---------
         Total liabilities acquired....      156,744
                                           ---------
         Net assets acquired...........    $  29,454
                                           =========

      The following proforma disclosures, including the effect of the purchase accounting adjustments, depict the results of operations as though the Frances Slocum merger had taken place at the beginning of each period.

                                                             Year Ended
                                                            December 31,
                                                        2001           2000
                                                    -----------    -----------
      Net Interest Income.........................  $    67,352    $    62,296

      Net Income..................................       21,876         21,438

      Per share - combined:
        Basic Net Income..........................         1.63           1.62
        Diluted Net Income........................         1.62           1.61

      On May 31, 2000, the Corporation acquired Decatur Financial Inc., the holding company of Decatur. Decatur is a state chartered commercial bank with branches located in east-central Indiana. Decatur Financial Inc. was merged into the Corporation through the exchange of 960,230 shares of newly issued common stock and $12,355,000 of cash. The combination was accounted for under the purchase method of accounting. Decatur's' results of operations are included in the Corporation's consolidated income statement beginning June 1, 2000. The purchase resulted in core deposit intangibles of $2,046,000, which are being amortized over 10 years using 150% declining balance method. The purchase had a recorded acquisition price of $33,299,000, including goodwill of $17,040,000.

      The purchase resulted in the Corporation recording net loans of $89,332,000, held to maturity and available for sale securities of $3,921,000 and $14,132,000 respectively, deposit liabilities of $107,056,000 and borrowings of $7,218,000. All assets and liabilities were recorded at fair values as of May 31, 2000. The purchase accounting adjustments are being amortized over the life of the respective asset or liability.

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 2

BUSINESS COMBINATIONS  continued

      The following proforma disclosures, including the effect of the purchase accounting adjustments, depict the results of operations as though the Decatur merger had taken place at the beginning of the period.

                                                     Year Ended
                                                  December 31, 2000
                                                  -----------------
Net Interest Income ..........................        $ 57,849

Net Income ...................................        $ 19,563

Net Income per share - combined:
Basic  .......................................        $   1.48
Diluted  .....................................            1.47

NOTE 3

RESTRICTION ON CASH AND DUE FROM BANKS

      The Banks are required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2002, was $33,371,000.

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 4

INVESTMENT SECURITIES
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                         GROSS             GROSS
                                                                     AMORTIZED         UNREALIZED        UNREALIZED           FAIR
                                                                       COST              GAINS             LOSSES             VALUE
===================================================================================================================================
Available for sale at December 31, 2002
   U.S. Treasury ..........................................          $    125                                              $    125
   Federal agencies .......................................            27,630          $    814          $      8            28,436
   State and municipal ....................................           135,715             5,787               178           141,324
   Mortgage-backed securities .............................           117,724             2,448                54           120,118
   Other asset-backed securities ..........................             1,000                                                 1,000
   Corporate obligations ..................................            12,101               465                              12,566
   Marketable equity securities ...........................            29,452                20               116            29,356
                                                                     --------          --------          --------          --------
      Total available for sale ............................           323,747             9,534               356           332,925
                                                                     --------          --------          --------          --------

Held to maturity at December 31, 2002
   State and municipal ....................................             9,013               448                               9,461
   Mortgage-backed securities .............................               124                                                   124
                                                                     --------          --------          --------          --------
      Total held to maturity ..............................             9,137               448                               9,585
                                                                     --------          --------          --------          --------
      Total investment securities .........................          $332,884          $  9,982          $    356          $342,510
                                                                     ========          ========          ========          ========


Available for sale at December 31, 2001
   U.S. Treasury ..........................................          $    124                                              $    124
   Federal agencies .......................................            30,808          $    767          $      2            31,573
   State and municipal ....................................            74,776             1,644               215            76,205
   Mortgage-backed securities .............................           100,811             1,710                 1           102,520
   Other asset-backed securities ..........................            10,116               167                              10,283
   Corporate obligations ..................................             3,498               116                               3,614
   Marketable equity securities ...........................             7,472                                 123             7,349
                                                                     --------          --------          --------          --------
      Total available for sale ............................           227,605             4,404               341           231,668
                                                                     --------          --------          --------          --------

Held to maturity at December 31, 2001
   State and municipal ....................................             8,426               166                58             8,534
   Mortgage-backed securities .............................               228                                                   228
                                                                     --------          --------          --------          --------
      Total held to maturity ..............................             8,654               166                58             8,762
                                                                     --------          --------          --------          --------
      Total investment securities .........................          $236,259          $  4,570          $    399          $240,430
                                                                     ========          ========          ========          ========

      The amortized cost and fair value of securities available for sale and held to maturity at December 31, 2002, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                               AVAILABLE FOR SALE               HELD TO MATURITY
                                                                        AMORTIZED COST    FAIR VALUE    AMORTIZED COST   FAIR VALUE
===================================================================================================================================
Maturity distribution at December 31, 2002:
  Due in one year or less..........................................        $ 22,226        $ 22,627        $  1,286        $  1,310
  Due after one through five years ................................          67,198          70,148           4,857           5,120
  Due after five through ten years ................................          46,601          48,562           2,015           2,149
  Due after ten years .............................................          39,546          41,114             855             882
                                                                           --------        --------        --------        --------
                                                                            175,571         182,451           9,013           9,461

  Mortgage-backed securities ......................................         117,724         120,118             124             124
  Other asset-backed securities ...................................           1,000           1,000
  Marketable equity securities ....................................          29,452          29,356
                                                                           --------        --------        --------        --------

    Totals ........................................................        $323,747        $332,925        $  9,137        $  9,585
                                                                           ========        ========        ========        ========

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 4

INVESTMENT SECURITIES   continued

      Securities with a carrying value of approximately $136,269,000 and $106,476,000 were pledged at December 31, 2002 and 2001 to secure certain deposits and securities sold under repurchase agreements, and for other purposes as permitted or required by law.

      In addition, all otherwise unpledged securities are pledged as collateral for Federal Home Loan Bank advances with qualified first mortgage loans.

      Proceeds from sales of securities available for sale during 2002, 2001 and 2000 were $21,363,000, $770,000 and $14,654,000. Gross gains of $739,000 in 2002 and gross losses of $200,000 and $107,000 in 2001 and 2000, were realized on those sales.

NOTE 5

LOANS AND ALLOWANCE

                                                                                    2002                2001
===============================================================================================================
Loans at December 31:

  Commercial and industrial loans ..........................................    $  406,644          $  301,962
  Agricultural production financing and other loans to farmers .............        85,059              29,645
  Real estate loans:
       Construction ........................................................       133,896              58,316
       Commercial and farmland .............................................       401,561             230,233
       Residential .........................................................       746,349             544,028
  Individuals' loans for household and other personal expenditures .........       206,083             179,325
  Tax-exempt loans .........................................................        12,615               7,277
  Other loans ..............................................................        12,170               8,800
                                                                                 ---------           ---------
                                                                                 2,004,377           1,359,586
   Allowance for loan losses................................................       (22,417)            (15,141)
                                                                                 ---------           ---------
       Total loans .........................................................    $1,981,960          $1,344,445
                                                                                 =========           =========

                                             2002          2001          2000
================================================================================
Allowance for loan losses:
   Balance, January 1 ...............     $ 15,141      $ 12,454      $ 10,128
   Allowance acquired in acquisitions        6,902         2,085         1,413
   Provision for losses .............        7,174         3,576         2,625
   Recoveries on loans ..............        1,313           573           579
   Loans charged off ................       (8,113)       (3,547)       (2,291)
                                          --------      --------      --------
   Balance, December 31 .............     $ 22,417      $ 15,141      $ 12,454
                                          ========      ========      ========


Information on nonaccruing, contractually
past due 90 days or more other than
nonaccruing and restructured loans is
summarized below:                            2002          2001          2000
================================================================================

At December 31:
Non-accrual loans ..................      $14,134        $ 6,327        $2,370

Loans contractually past due 90 days
  or more other than nonaccruing ...        6,676          4,828         2,483

Restructured loans .................        2,508          3,511         3,085

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 5

LOANS AND ALLOWANCE  continued

      Nonaccruing loans are loans which are reclassified to a nonaccruing status when in management's judgment the collateral value and financial condition of the borrower do not justify accruing interest. Interest previously recorded, but not deemed collectible, is reversed and charged against current income. Interest income on these loans is then recognized when collected.

      Restructured loans are loans for which the contractual interest rate has been reduced or other concessions are granted to the borrower, because of a deterioration in the financial condition of the borrower resulting in the inability of the borrower to meet the original contractual terms of the loans.

Information on impaired loans is summarized below:                   2002                 2001                 2000
=====================================================================================================================
As of, and for the year ending December 31:
   Impaired loans with an allowance ..........................     $16,901              $10,381              $ 7,862
   Impaired loans for which the discounted
       cash flows or collateral value exceeds the
       carrying value of the loan ............................      27,450               10,780                6,977
                                                                   -------              -------              -------
          Total impaired loans ...............................     $44,351              $21,161              $14,839
                                                                   =======              =======              =======
   Total impaired loans as a percent
       of total loans ........................................        2.19%                1.56%                1.26%

   Allowance for impaired loans (included in the
       Corporation's allowance for loan losses) ..............     $ 7,299              $ 3,251              $ 2,253
   Average balance of impaired loans .........................      49,663               22,327               15,053
   Interest income recognized on impaired loans ..............       3,656                1,538                1,361
   Cash basis interest included above ........................       2,344                1,555                1,080

NOTE  6

PREMISES AND EQUIPMENT

                                                          2002           2001
================================================================================
Cost at December 31:
   Land ..........................................      $  6,473       $  5,626
   Buildings and leasehold improvements ..........        39,768         26,747
   Equipment .....................................        34,898         26,127
                                                        --------       --------
       Total cost ................................        81,139         58,500
   Accumulated depreciation and amortization .....       (42,494)       (30,816)
                                                        --------       --------
       Net .......................................      $ 38,645       $ 27,684
                                                        ========       ========

      The Corporation is committed under various noncancelable lease contracts for certain subsidiary office facilities. Total lease expense for 2002, 2001 and 2000 was $1,027,000, $771,000 and $515,000, respectively. The future minimum rental commitments required under the operating leases in effect at December 31, 2002, expiring at various dates through the year 2013 are as follows for the years ending December 31:

====================================================
2003  ................................        $  967
2004  ................................           795
2005  ................................           533
2006  ................................           567
2007  ................................           345
After 2007 ...........................           323
                                              ------
Total future minimum obligations              $3,530
                                              ======

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 7

GOODWILL

      During 2002, the Corporation changed its method of accounting and financial reporting for goodwill and other intangible assets by adopting the provisions of SFAS No. 142. Had the new method been applied retroactively, the previously reported 2001 and 2000 net income would have increased by $1,070,000 and $724,000, respectively. No impairment loss was recorded in 2002.

NOTE 8

CORE DEPOSIT INTANGIBLES

      The carrying basis and accumulated amortization of recognized core deposit intangibles at December 31 were:

                                                        2002              2001
================================================================================

Gross carrying amount ......................         $ 22,902          $  6,850
Accumulated amortization ...................           (3,325)             (754)
                                                     --------          --------
Core deposit intangibles ...................         $ 19,577          $  6,096
                                                     ========          ========

      Amortization expense for the years ended December 31, 2002, 2001 and 2000, was $2,571,000, $612,000 and $142,000, respectively. Estimated amortization expense for each of the following five years is:

            2003 ................................           $2,837
            2004 ................................            2,764
            2005 ................................            2,694
            2006 ................................            2,625
            2007 ................................            2,560

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 9

DEPOSITS

                                                          2002           2001
================================================================================
Deposits at December 31:

   Demand deposits .............................       $  594,961     $  418,481
   Savings deposits ............................          567,186        366,084
   Certificates and other time deposits
     of $100,000 or more .......................          199,734        192,400
   Other certificates and time deposits ........          674,807        444,286
                                                       ----------     ----------
       Total deposits ..........................       $2,036,688     $1,421,251
                                                       ==========     ==========

=====================================================
Certificates and other time deposits maturing in years ending December 31:


2003 .......................                 $479,891
2004 .......................                  209,698
2005 .......................                   66,587
2006 .......................                   44,210
2007 .......................                   71,035
After 2007 .................                    3,120
                                             --------
                                             $874,541
                                             ========

NOTE 10

BORROWINGS

                                                             2002         2001
================================================================================
Borrowings at December 31:
   Securities sold under repurchase agreements .......     $ 89,594     $ 45,632
   Federal funds purchased ...........................                    10,500
   U. S. Treasury demand notes .......................                     6,273
   Federal Home Loan Bank advances ...................      184,677      103,499
   Trust preferred securities.........................       53,188
   Other borrowed funds...............................       29,468        8,500
                                                           --------     --------
       Total borrowings ..............................     $356,927     $174,404
                                                           ========     ========

      Securities sold under repurchase agreements consist of obligations of the Banks to other parties. The obligations are secured by U.S. Treasury, Federal agency obligations and corporate asset-backed securities. The maximum amount of outstanding agreements at any month-end during 2002 and 2001 totaled $89,594,000 and $68,546,000, and the average of such agreements totaled $72,791,000 and $59,365,000.

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 10

BORROWINGS  continued

Maturities of Federal Home Loan Bank advances and securities sold under repurchase agreements as of December 31, 2002, are as follows:

                                                        FEDERAL HOME LOAN                           SECURITIES SOLD UNDER
                                                          BANK ADVANCES                             REPURCHASE AGREEMENTS
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    WEIGHTED-AVERAGE                             WEIGHTED-AVERAGE
                                                  AMOUNT              INTEREST RATE              AMOUNT           INTEREST RATE
===================================================================================================================================
Maturities in years ending December 31:
      2003 ..............                       $ 15,626                 5.10%                 $65,962                 1.07%
      2004 ..............                         18,000                 4.84                   14,382                 5.62
      2005 ..............                         18,500                 4.65                    9,250                 5.64
      2006 ..............                         20,403                 4.95
      2007 ..............                         10,495                 4.38
      After 2007 ........                        101,653                 5.11
                                                --------                                       -------
             Total ......                       $184,677                 4.98%                 $89,594                 2.28%
                                                ========                                       =======

      The terms of a security agreement with the FHLB require the Corporation to pledge, as collateral for advances, qualifying first mortgage loans and all otherwise unpledged investment securities in an amount equal to at least 160 percent of these advances. Advances are subject to restrictions or penalties in the event of prepayment.

      On April 12, 2002, the Corporation and FMC Trust I (the "Trust") entered into an Underwriting Agreement with Stifel, Nicolaus & Company, Incorporated and RBC Dain Rauscher Inc. for themselves and as co-representatives for several other underwriters (the "Underwriting Agreement"). On April 17, 2002 and pursuant to the Underwriting Agreement, the Trust issued 1,850,000 8.75% Cumulative Trust Preferred Securities (liquidation amount $25 per Preferred Security) (the "Preferred Securities") with an aggregate liquidation value of $46,250,000. On April 23, 2002 and pursuant to the Underwriting Agreement, the Trust issued an additional 277,500 Preferred Securities with an aggregate liquidation value of $6,937,500 to cover over-allotments. The proceeds from the sale of the Preferred Securities were invested by the Trust in the Corporation's 8.75% Junior Subordinated Debentures due June 30, 2032 (the "Debentures"). The proceeds from the issuance of the Debentures were used by the Corporation to fund a portion of the cash consideration payable to the shareholders of Lafayette Bancorporation in connection with the acquisition of Lafayette. The Preferred Securities are recorded as borrowings in the Corporation's consolidated December 31, 2002, balance sheet. Issuance costs are being amortized over the life of the Preferred Securities. Distributions are paid quarterly on March 31, June 30, September 30 and December 31 of each year. The Debentures will mature and the Preferred Securities must be redeemed on June 30, 2032. The Trust has the option of shortening the maturity date to a date not earlier than June 30, 2007, requiring prior approval of the Board of Governors of the Federal Reserve System.

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 10

BORROWINGS  continued

      At December 31, 2002, other borrowed funds included $19,300,000 of an unsecured revolving credit note payable to the Northern Trust Company with interest payable monthly based upon the Federal Funds Rate plus .875%. Principal and remaining interest are due on or before March 31, 2003. The total principal amount outstanding at any one time may not exceed $25,000,000.

NOTE 11

LOAN SERVICING

      Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The loans are serviced primarily for the Federal Home Loan Mortgage Corporation, and the unpaid balances totaled $48,773,000, $37,909,000 and $22,591,000 at December 31, 2002, 2001 and 2000. The amount of capitalized servicing assets is considered immaterial.

NOTE 12

INCOME TAX
                                                                                          2002              2001             2000
==================================================================================================================================
Income tax expense for the year ended December 31:
  Currently payable:
     Federal ................................................................          $ 11,869          $  9,098         $  9,236
     State ..................................................................             2,615             2,210            1,499
  Deferred:
     Federal ................................................................              (446)              406             (715)
     State ..................................................................               (57)              210              (52)
                                                                                       --------          --------         --------
        Total income tax expense ............................................          $ 13,981          $ 11,924         $  9,968
                                                                                       ========          ========         ========

Reconciliation of federal statutory to actual tax expense:
     Federal statutory income tax at 34% ....................................          $ 14,085          $ 11,539         $ 10,169
     Tax-exempt interest ....................................................            (2,006)           (1,319)          (1,308)
     Graduated tax rates ....................................................               355               312              299
     Effect of state income taxes ...........................................             1,613             1,597              941
     Other ..................................................................               (66)             (205)            (133)
                                                                                       --------          --------         --------
        Actual tax expense .................................................           $ 13,981          $ 11,924         $  9,968
                                                                                       ========          ========         ========

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 12

INCOME TAX  continued

      Tax expense (benefit) applicable to security gains and losses for the years ended December 31, 2002, 2001 and 2000, was $296,000, ($80,000) and
$(43,000), respectively.

      A cumulative net deferred tax asset (liability) is included in the consolidated balance sheets. The components of the asset (liability) are as follows:

                                                                                           2002                2001
=====================================================================================================================
Deferred tax asset at December 31:
Assets:
   Differences in accounting for loan losses .............................               $ 8,820              $5,103
   Deferred compensation .................................................                 1,949               1,069
   Other .................................................................                   157                 268
                                                                                          ------              ------
       Total assets ......................................................                10,926               6,440
                                                                                          ------              ------
Liabilities:
   Differences in depreciation methods ...................................                 1,058                 838
   Differences in accounting for loans and securities ....................                 7,072               2,137
   Differences in accounting for loan fees ...............................                   383                 436
   Differences in accounting for pensions
     and other employee benefits .........................................                    86                 315
   State income tax ......................................................                    57                 115
   Net unrealized gain on securities available for sale...................                 2,513               1,464
   Other .................................................................                 1,040                 756
                                                                                          ------              ------
       Total liabilities .................................................                12,209               6,061
                                                                                          ------              ------
       Net deferred tax asset (liability).................................               $(1,283)             $  379
                                                                                          ======               =====

NOTE 13

COMMITMENTS AND CONTINGENT LIABILITIES

      In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Banks use the same credit policies in making such commitments as they do for instruments that are included in the consolidated balance sheets.

      Financial instruments whose contract amount represents credit risk as of December 31, were as follows:

                              2002               2001
                            --------           --------
Commitments
to extend credit            $312,146           $199,656

Standby letters
of credit                     18,124              9,806

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 13

COMMITMENTS AND CONTINGENT LIABILITIES  continued

      Commitments to extend credit are agreements to lend to a customer, as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Banks evaluate each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Banks upon extension of credit, is based on management's credit evaluation. Collateral held varies, but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

      Standby letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party.

      The Corporation and subsidiaries are also subject to claims and lawsuits, which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Corporation.

NOTE 14

STOCKHOLDERS' EQUITY

      National and state banking laws restrict the maximum amount of dividends that a bank may pay in any calendar year. National and state banks are limited to the bank's retained net income (as defined) for the current year plus those for the previous two years. At December 31, 2002, First United, Union National, Decatur and Frances Slocum, had no retained net profits available for 2003 dividends to the Corporation without prior regulatory approval. The amount at December 31, 2002, available for 2003 dividends from First Merchants, Madison, Randolph County, First National and Lafayette to the Corporation totaled $6,279,000, $758,000, $903,000, $962,000 and $6,245,000, respectively.

      Total stockholders' equity for all subsidiaries at December 31, 2002, was $320,320,000, of which $300,073,000 was restricted from dividend distribution to the Corporation.

      The Corporation has a Dividend Reinvestment and Stock Purchase Plan, enabling stockholders to elect to have their cash dividends on all shares held automatically reinvested in additional shares of the Corporation's common stock. In addition, stockholders may elect to make optional cash payments up to an aggregate of $2,500 per quarter for the purchase of additional shares of common stock. The stock is credited to participant accounts at fair market value. Dividends are reinvested on a quarterly basis. At December 31,

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 14

STOCKHOLDERS' EQUITY  continued

2002, there were 337,020 shares of common stock reserved for purchase under the plan.

      On August 13, 2002, the Board of Directors of the Corporation declared a five percent (5%) stock dividend on its outstanding common shares. The new shares were distributed on September 13, 2002, to holders of record on August 30, 2002.

      On August 14, 2001, the Board of Directors of the Corporation declared a five percent (5%) stock dividend on its outstanding common shares. The new shares were distributed on September 24, 2001, to holders of record on September 3, 2001.

NOTE 15

REGULATORY CAPITAL

      The Corporation and Banks are subject to various regulatory capital requirements administered by the federal banking agencies and are assigned to a capital category. The assigned capital category is largely determined by three ratios that are calculated according to the regulations: total risk adjusted capital, Tier 1 capital, and Tier 1 leverage ratios. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

      There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations.

      At December 31, 2002, the management of the Corporation believes that it meets all capital adequacy requirements to which it is subject. The most recent notifications from the regulatory agencies categorized the Corporation and Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain a minimum total capital to risk-weighted assets, Tier I capital to risk-weighted assets and Tier I capital to average assets of 10 percent, 6 percent and 5 percent, respectively. There have been no conditions or events since that notification that management believes have changed this categorization.

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 15

REGULATORY CAPITAL  continued

      Actual and required capital amounts and ratios are listed below.

                                                                  2002                                        2001
-----------------------------------------------------------------------------------------------------------------------------------
                                                                       REQUIRED FOR                                REQUIRED FOR
                                                     ACTUAL        ADEQUATE CAPITAL (1)          ACTUAL        ADEQUATE CAPITAL (1)
                                                AMOUNT      RATIO    AMOUNT      RATIO      AMOUNT      RATIO    AMOUNT      RATIO
===================================================================================================================================
December 31
Total Capital (1)(to risk-weighted assets)
   Consolidated ......................        $224,967     11.17%  $161,087      8.00%    $159,315     11.75%  $108,514      8.00%
   First Merchants ...................          69,424     11.69     47,493      8.00       70,562     11.69     48,281      8.00
   Madison ...........................          21,040     11.45     14,706      8.00       19,329     11.61     13,320      8.00
   First United ......................           7,429     12.97      4,581      8.00        8,245     13.17      5,009      8.00
   Randolph County ...................           7,616     11.27      5,407      8.00        7,009     11.97      4,684      8.00
   Union County ......................          16,636     12.35     10,778      8.00       17,897     13.50     10,606      8.00
   First National ....................          10,211     11.37      7,182      8.00       10,387     12.34      6,731      8.00
   Decatur ...........................          11,462     11.77      7,789      8.00       11,871     14.41      6,588      8.00
   Frances Slocum ....................          16,259     11.68     11,132      8.00       13,634     10.25     10,638      8.00
   Lafayette .........................          67,912     11.00     49,387      8.00

Tier I Capital (1)(to risk-weighted assets)
   Consolidated ......................        $202,550     10.06%  $ 80,543      4.00%    $144,174     10.63%  $ 54,257      4.00%
   First Merchants ...................          63,776     10.74     23,746      4.00       64,817     10.74     24,140      4.00
   Madison ...........................          18,978     10.32      7,353      4.00       17,852     10.72      6,660      4.00
   First United ......................           6,713     11.72      2,290      4.00        7,546     12.05      2,504      4.00
   Randolph County ...................           6,771     10.02      2,703      4.00        6,277     10.72      2,342      4.00
   Union County ......................          15,202     11.28      5,389      4.00       16,332     12.32      5,303      4.00
   First National ....................           9,324     10.39      3,591      4.00        9,389     11.16      3,366      4.00
   Decatur ...........................          10,242     10.52      3,895      4.00       10,834     13.16      3,294      4.00
   Frances Slocum.....................          14,510     10.43      5,566      4.00       12,007      9.03      5,319      4.00
   Lafayette .........................          61,111      9.90     24,694      4.00
Tier I Capital (1) (to average assets)
   Consolidated ......................        $202,550      7.92%  $102,309      4.00%    $144,174      8.70%  $ 66,298      4.00%
   First Merchants ...................          63,776      8.14     31,327      4.00       64,817      8.17     31,737      4.00
   Madison ...........................          18,978      8.47      8,959      4.00       17,852      8.24      8,667      4.00
   First United ......................           6,713      8.32      3,226      4.00        7,546      9.52      3,171      4.00
   Randolph County ...................           6,771      7.64      3,546      4.00        6,277      7.73      3,250      4.00
   Union County ......................          15,202      7.38      8,239      4.00       16,332      7.94      8,227      4.00
   First National ....................           9,324      8.20      4,547      4.00        9,389      7.93      4,736      4.00
   Decatur ...........................          10,242      7.66      5,350      4.00       10,834      8.40      5,159      4.00
   Frances Slocum.....................          14,510      8.37      6,933      4.00       12,007      7.05      6,809      4.00
   Lafayette .........................          61,111      7.93     30,813      4.00

(1)   as defined by regulatory agencies

NOTE 16

EMPLOYEE BENEFIT PLANS

      The Corporation's defined-benefit pension plans cover substantially all of the Corporation's employees. The benefits are based primarily on years of service and employees' pay near retirement. Contributions are intended to provide not only for benefits attributed to service-to-date, but also for those expected to be earned in the future.

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 16

EMPLOYEE BENEFIT PLANS  continued

      The table below sets forth the plans' funded status and amounts recognized in the consolidated balance sheets at December 31:
                                                                 December 31
                                                               2002       2001
===============================================================================
Change in benefit obligation
     Benefit obligation at beginning of year ............   $ 20,172   $ 16,953
     Obligation acquired in acquisition .................     17,712
     Service cost .......................................      2,007        926
     Interest cost ......................................      2,470      1,269
     Actuarial loss .....................................      3,971      2,048
     Benefits paid ......................................     (1,614)    (1,024)
                                                            --------   --------
     Benefit obligation at end of year ..................     44,718     20,172
                                                            --------   --------
Change in plan assets
     Fair value of plan assets at beginning of year           20,638     23,967
     Fair value of plan assets acquired in acquisition...     15,507
     Actual loss on plan assets .........................     (2,881)    (2,305)
     Benefits paid ......................................     (1,614)    (1,024)
                                                            --------   --------
     Fair value of plan assets at end of year ...........     31,650     20,638
                                                            --------   --------
     Funded (unfunded) status  ..........................    (13,068)       466
     Unrecognized net actuarial loss.....................     12,940        442
     Unrecognized prior service cost ....................      1,986       (107)
     Unrecognized transition asset ......................       (329)       (69)
                                                            --------   --------
     Prepaid benefit cost ...............................      1,529        732
     Additional pension liability .......................     (3,810)
                                                            --------   --------
     Net minimum liability...............................   $ (2,281)  $    732
                                                            ========   ========

Amounts recognized in the balance sheets consist of:
     Prepaid benefit cost ...............................   $  1,529   $    732
     Additional pension liability .......................     (3,810)
     Intangible asset ...................................      1,613
     Deferred taxes .....................................        879
     Accumulated other comprehensive loss ...............      1,318
                                                            --------   --------
Net amount recognized ...................................   $  1,529   $    732
                                                            ========   ========

                                                                  2002       2001       2000
==============================================================================================
Pension cost (benefit) includes the following components:(1)
   Service cost-benefits earned during the year ............    $ 1,770    $   926    $   714
   Interest cost on projected benefit obligation ...........      2,202      1,269      1,181
   Actual (return) loss on plan assets .....................      2,654      2,305     (2,570)
   Net amortization and deferral ...........................     (5,674)    (4,858)       160
                                                                -------    -------    -------
      Total pension cost (benefit) .........................    $   952    $  (358)   $  (515)
                                                                =======    =======    =======

(1)   Lafayette components are included beginning as of April 1, 2002.

                                                                  2002       2001       2000
==============================================================================================
Assumptions used in the accounting as of December 31 were:
      Discount rate ........................................      6.75%      7.11%      7.70%
      Rate of increase in compensation .....................      4.00%      4.00%      4.00%
      Expected long-term rate of return on assets ..........      8.14%      9.00%      9.00%

      The 1994 Stock Option Plan reserved 520,931 shares of Corporation common stock for the granting of options to certain employees and non-employee directors. The exercise price of the shares may not be less than the fair market value of the shares upon the grant of the option. Options become 100 percent vested when granted and are fully exercisable generally six months after the date of the grant, for a period of ten years. There were no shares available for grant.

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 16

EMPLOYEE BENEFIT PLANS  continued

      The 1999 Long-term Equity Incentive Plan reserved 1,323,000 shares of Corporation common stock for the granting of options to certain employees and non-employee directors. The maximum number of options granted in any given year cannot exceed 1.5% of the shares outstanding at the end of the prior fiscal year. Options, which have a ten year life, become 100 percent vested ranging from six month to two years and are fully exercisable when vested. There were 939,484 shares available for grant at December 31, 2002.

      The table below is a summary of the status of the Corporation's stock option plans and changes in those plans as of and for the years ended December 31, 2002, 2001 and 2000. The number of shares and prices have been restated to give effect to the Corporation's 2002 stock dividend.

Year Ended December 31,                                         2002                       2001                       2000
-----------------------------------------------------------------------------------------------------------------------------------
                                                          WEIGHTED-AVERAGE           WEIGHTED-AVERAGE           WEIGHTED-AVERAGE
      OPTIONS                                        SHARES     EXERCISE PRICE  SHARES     EXERCISE PRICE  SHARES    EXERCISE PRICE
===================================================================================================================================
Outstanding, beginning of year ................       734,111        $ 18.81     626,943        $ 17.99     626,529        $ 17.74
Granted .......................................       158,819          28.19     136,503          20.69     142,168          19.32
Exercised .....................................       (68,131)         13.38     (25,449)         10.30     (52,812)         14.64
Cancelled .....................................       (22,339)         23.29      (3,886)         20.84     (88,942)         20.26
                                                      -------                    -------                    -------
Outstanding, end of year ......................       802,460        $ 21.01     734,111        $ 18.81     626,943        $ 17.99
                                                      =======                    =======                    =======
Options exercisable at year end ...............       542,627                    494,962                    493,128
Weighted-average fair value of
   options granted during the year ............                      $  7.84                    $  6.00                    $  4.97

As of December 31, 2002, other information by exercise price range for options outstanding and exercisable is as follows:

                                     OUTSTANDING                                                      EXERCISABLE
---------------------------------------------------------------------------------          -------------------------------
  EXERCISE PRICE         NUMBER     WEIGHTED-AVERAGE        WEIGHTED-AVERAGE                 NUMBER       WEIGHTED-AVERAGE
      RANGE             OF SHARES    EXERCISE PRICE    REMAINING CONTRACTUAL LIFE          OF SHARES        EXERCISE PRICE
==========================================================================================================================
$  0.00 - $19.19         329,799         $16.61                 4.7 years                   328,563             $16.67

  20.55 -  26.04         310,001          21.92                 7.2 years                   201,168              22.57

  26.60 -  28.64         162,660          28.20                 9.2 years                    12,896              27.61
                         -------                                                            -------
                         802,460         $21.01                 6.5 years                   542,627             $19.11
                         =======                                                            =======

      Although the Corporation has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Corporation had accounted for its employee stock options under that Statement.

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 16

EMPLOYEE BENEFIT PLANS  continued

      The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:

                                        2002           2001           2000


Risk-free interest rates........       4.78%          5.32%          6.01%

Dividend yields.................       3.63%          3.59%          3.38%

Volatility factors of expected
    market price common stock...      31.02%         30.95%         22.86%

Weighted-average expected
    life of the options ........       8.50 years     8.50 years     8.50 years

      Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effect on net income and earnings per share of this statement are shown in Note 1 to the consolidated financial statements.

      The 1999 Employee Stock Purchase Plan enables eligible employees to purchase the Corporation's common stock. A total of 275,625 shares of the Corporation's common stock were initially reserved for issuance pursuant to the plan. The price of the stock to be paid by the employees is determined by the Corporation's compensation committee, but may not be less than 85 percent of the lesser of the fair market value of the Corporation's common stock at the beginning or at the end of the offering period. Common stock purchases are made annually and are paid through advance payroll deductions of up to 20 percent of eligible compensation. Participants under the plan purchased 37,394 shares in 2002 at $17.61 per share. The fair value on the purchase date was $28.28.

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 16

EMPLOYEE BENEFIT PLANS  continued

      At December 31, 2002, there were 195,217 shares of Corporation common stock reserved for purchase under the plan, and $453,000 has been withheld from compensation, plus interest, toward the purchase of shares after June 30, 2003, the end of the annual offering period.

      The Corporation's Employee Stock Purchase Plan is accounted for in accordance with APB No. 25. Although the Corporation has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Corporation had accounted for the purchased shares under that statement. The pro forma disclosures are included in Note 1 to the consolidated financial statements and were estimated using an option pricing model with the following assumptions for 2002, 2001 and 2000, respectively: dividend yield of 3.63, 3.59, and 3.38 percent; an expected life of one year for all years; expected volatility of 31.02, 30.95, and 22.86 percent; and risk-free interest rates of 4.78, 5.32 and 6.01 percent. The fair value of those purchase rights granted in 2002, 2001 and 2000 was $10.65, $5.36 and $3.82 respectively.

      The Corporation maintains retirement savings 401(k) plans in which substantially all employees may participate. The Corporation matches employees' contributions at the rate of 25 to 50 percent for the first 4 to 6 percent of base salary contributed by participants. The Corporations' expense for the plans was $315,000 for 2002, $190,000 for 2001 and $182,000 for 2000.

NOTE 17

NET INCOME PER SHARE

==================================================================================================================================
Year Ended December 31,                           2002                           2001                           2000
----------------------------------------------------------------------------------------------------------------------------------
                                       WEIGHTED-AVERAGE PER SHARE     WEIGHTED-AVERAGE PER SHARE     WEIGHTED-AVERAGE PER SHARE
                                      INCOME     SHARES     AMOUNT   INCOME     SHARES     AMOUNT   INCOME     SHARES     AMOUNT
==================================================================================================================================
Basic net income per share:
  Net income available  to
    common stockholders ..........   $27,836    15,585,512   $1.79  $22,209    13,019,984   $1.71  $19,940    12,504,930   $1.59
                                                             =====                           =====                         =====
Effect of dilutive stock options..                 131,146                         93,811                         86,960
                                     -------    ----------          -------    ----------          -------    ----------
Diluted net income per share:
  Net income available to
    common stockholders
    and assumed conversions ......   $27,836    15,716,658   $1.77  $22,209    13,113,795   $1.69  $19,940    12,591,890   $1.58
                                     =======    ==========   =====  =======    ==========   =====  =======    ==========   =====

      Options to purchase 154,483, 117,625 and 228,708 shares of common stock with weighted average exercise prices of $27.24, $24.76, and $22.62 at December 31, 2002, 2001 and 2000 were excluded from the computation of diluted net income per share because the options exercise price was greater than the average market price of the common stock.

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 18

FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

CASH AND CASH EQUIVALENTS The fair value of cash and cash equivalents approximates carrying value.

INTEREST-BEARING TIME DEPOSITS The fair value of interest-bearing time deposits approximates carrying value.

INVESTMENT SECURITIES Fair values are based on quoted market prices.

MORTGAGE LOANS HELD FOR SALE The fair value of mortgages held for sale approximates carrying values.

LOANS For both short-term loans and variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value for other loans is estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

FEDERAL RESERVE AND FEDERAL HOME LOAN BANK STOCK The fair value of FRB and FHLB stock is based on the price at which it may be resold to the FRB and FHLB.

INTEREST RECEIVABLE/PAYABLE The fair values of interest receivable/payable approximate carrying values.

CASH SURRENDER VALUE OF LIFE INSURANCE The fair value of cash surrender value of life insurance approximates carrying value.

DEPOSITS The fair values of noninterest-bearing demand accounts, interest-bearing demand accounts and savings deposits are equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable rate, fixed-term certificates of deposit approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit and other time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 18

FAIR VALUES OF FINANCIAL INSTRUMENTS  continued

FEDERAL FUNDS PURCHASED, U.S. TREASURY DEMAND NOTES AND OTHER BORROWED FUNDS

These financial instruments are short-term borrowing arrangements. The rates at December 31, approximate market rates, thus the fair value approximates carrying value.

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS, FEDERAL HOME LOAN BANK ADVANCES AND TRUST PREFERRED SECURITIES

The fair value of the these borrowings is estimated using a discounted cash flow calculation, based on current rates for similar debt.

OFF-BALANCE SHEET COMMITMENTS

Loan commitments and letters-of-credit generally have short-term, variable-rate features and contain clauses which limit the Banks' exposure to changes in customer credit quality. Accordingly, their carrying values, which are immaterial at the respective balance sheet dates, are reasonable estimates of fair value.

The estimated fair values of the Corporation's financial instruments are as follows:

                                                                                   2002                              2001
-----------------------------------------------------------------------------------------------------------------------------------
                                                                        CARRYING           FAIR           CARRYING           FAIR
                                                                         AMOUNT            VALUE           AMOUNT            VALUE
===================================================================================================================================
Assets at December 31:
   Cash and cash equivalents ..................................      $  119,038        $  119,038      $  103,028        $  103,028
   Interest-bearing time deposits .............................           3,568             3,568           3,871             3,871
   Investment securities available for sale ...................         332,925           332,925         231,668           231,668
   Investment securities held to maturity .....................           9,137             9,585           8,654             8,762
   Mortgage loans held for sale ...............................          21,545            21,545             307               307
   Loans ......................................................       1,981,960         2,008,189       1,344,445         1,386,515
   FRB and FHLB stock .........................................          11,409            11,409           8,350             8,350
   Interest receivable ........................................          17,346            17,346          12,024            12,024
   Cash surrender of life insurance............................          14,309            14,309           6,470             6,470

Liabilities at December 31:
   Deposits ...................................................       2,036,688         2,063,474       1,421,251         1,448,336
   Borrowings:
       Securities sold under repurchase agreements ............          89,594            90,138          45,632            45,939
       Federal funds purchased ................................                                            10,500            10,500
       U.S. Treasury demand notes .............................                                             6,273             6,273
       FHLB advances ..........................................         184,677           196,244         103,499           105,955
       Trust preferred securities .............................          53,188            57,655
       Other borrowed funds....................................          29,468            29,468           8,500             8,500
   Interest payable ...........................................           6,019             6,019           5,488             5,488

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 19

CONDENSED FINANCIAL INFORMATION   (parent company only)

     Presented below is condensed financial information as to financial position, results of operations, and cash flows of the Corporation:

CONDENSED BALANCE SHEET
                                                                December 31,
                                                              2002         2001
================================================================================
Assets
   Cash ..............................................     $  4,404     $  3,041
   Investment securities available for sale...........        3,500        3,500
   Investment in subsidiaries ........................      320,309      180,423
   Goodwill ..........................................          448          448
   Other assets ......................................       12,265        1,396
                                                           --------     --------
      Total assets ...................................     $340,926     $188,808
                                                           ========     ========
Liabilities
   Borrowings ........................................     $ 74,132     $  8,500
   Other liabilities .................................        5,665        1,180
                                                           --------     --------
      Total liabilities ..............................       79,797        9,680

Stockholders' equity .................................      261,129      179,128
                                                           --------     --------
      Total liabilities and stockholders' equity .....     $340,926     $188,808
                                                           ========     ========
CONDENSED STATEMENT OF INCOME

                                                                                                        December 31,
                                                                                            2002            2001            2000
===================================================================================================================================
Income
  Dividends from subsidiaries ................................................           $ 22,720        $ 20,245        $ 71,705
  Administrative services fees................................................              6,580           4,133
  Other income ...............................................................                535             269             174
                                                                                         --------        --------        --------
     Total income ............................................................             29,835          24,647          71,879
                                                                                         --------        --------        --------
Expenses
  Amortization of core deposit intangibles,
   goodwill, and fair value adjustments ......................................                 28              66              50
  Interest expense............................................................              3,858              88             788
  Salaries and employee benefits..............................................              7,641           4,767             185
  Net occupancy expenses......................................................              1,527           1,002              11
  Equipment expenses..........................................................              1,447             898              18
  Telephone expenses..........................................................              1,543             547
  Other expenses..............................................................              2,767           1,003             581
                                                                                         --------        --------        --------
     Total expenses ..........................................................             18,811           8,371           1,633
                                                                                         --------        --------        --------
Income before income tax benefit and equity in
undistributed income of subsidiaries .........................................             11,024          16,276          70,246
     Income tax benefit ......................................................              4,336           1,567             496
                                                                                         --------        --------        --------
Income before equity in undistributed income of subsidiaries .................             15,360          17,843          70,742

   Equity in undistributed (distributions in excess of)
    income of subsidiaries ...................................................             12,476           4,366         (50,802)
                                                                                         --------        --------        --------
Net Income ...................................................................           $ 27,836        $ 22,209        $ 19,940
                                                                                         ========        ========        ========

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 19

CONDENSED FINANCIAL INFORMATION (parent company only)

CONDENSED STATEMENT OF CASH FLOWS
                                                                                    Year Ended December 31,
=====================================================================================================================

                                                                             2002             2001             2000
=====================================================================================================================
Operating activities:
   Net income ........................................................    $ 27,836         $ 22,209         $ 19,940
   Adjustments to reconcile net income to net cash
     provided by operating activities:
     Amortization ....................................................          28               66               50
     Distributions in excess of (equity in undistributed)
       income of subsidiaries ............... ........................     (12,476)          (4,366)          50,802
     Net change in:
        Other assets .................................................      (6,892)          (1,274)             (36)
        Other liabilities ............................................       4,430             (842)           1,270
                                                                          --------         --------         --------
           Net cash provided by operating activities .................      12,926           15,793           72,026
                                                                          --------         --------         --------
Investing activities:
   Net change in loans ...............................................                                         2,350
   Purchase of securities available for sale..........................                       (3,500)
   Proceeds from sales of securities available for sale ..............
   Investment in subsidiary ..........................................     (51,135)         (14,296)         (14,159)
                                                                          --------         --------         --------
           Net cash used by investing activities .....................     (51,135)         (17,796)         (11,809)
                                                                          --------         --------         --------
Financing activities:
   Cash dividends ....................................................     (13,995)         (11,127)         (10,331)
   Borrowing from affiliates .........................................                                        13,000
   Repayment of borrowings from affiliates ...........................                                       (45,000)
   Borrowings.........................................................      55,832            8,500
   Stock issued under employee benefit plans .........................         658              504              481
   Stock issued under dividend reinvestment
     and stock purchase plan .........................................         951              803              811
   Stock options exercised ...........................................         494              225              510
   Stock redeemed ....................................................      (4,333)          (7,023)          (6,712)
   Cash paid in lieu of issuing fractional shares ....................         (35)             (22)              (4)
                                                                          --------         --------         --------
           Net cash provided (used) by financing activities ..........      39,572           (8,140)         (47,245)
                                                                          --------         --------         --------
Net change in cash ...................................................       1,363          (10,143)          12,972
Cash, beginning of year ..............................................       3,041           13,184              212
                                                                          --------         --------         --------
Cash, end of year ....................................................    $  4,404         $  3,041         $ 13,184
                                                                          ========         ========         ========

NOTE 20

QUARTERLY RESULTS OF OPERATIONS (unaudited)

The following table sets forth certain quarterly results for the years ended
December 31, 2002 and 2001:
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                   AVERAGE SHARES OUTSTANDING  NET INCOME PER SHARE
   QUARTER            INTEREST    INTEREST    NET INTEREST  PROVISION FOR     NET   --------------------------  -------------------
    ENDED              INCOME      EXPENSE       INCOME      LOAN LOSSES     INCOME      BASIC        DILUTED     BASIC   DILUTED
2002:
March ............   $   27,591   $  10,213    $    17,378   $  1,192      $  5,479    13,417,284    13,531,873   $ .41   $ .41
June .............       39,678      14,596         25,082      1,284         7,940    16,306,998    16,472,869     .49     .48
September.........       40,148      14,820         25,328      1,821         7,827    16,265,998    16,404,150     .49     .48
December..........       39,265      14,130         25,135      2,877         6,590    16,312,476    16,411,523     .40     .40
                     ----------   ----------   -----------   --------      --------                               -----   -----
                     $  146,682   $  53,759    $    92,923   $  7,174      $ 27,836    15,585,512    15,716,658   $1.79   $1.77
                     ==========   ==========   ===========   ========      ========                               =====   =====
2001:
March ............   $   30,088   $  15,399    $    14,689   $    653      $  5,106    12,786,906    12,875,153   $ .40   $ .40
June .............       29,267      13,997         15,270        695         5,574    12,626,115    12,710,432     .44     .44
September.........       31,558      14,296         17,262      1,023         6,020    13,346,954    13,444,218     .45     .44
December..........       29,522      12,382         17,140      1,205         5,509    13,310,613    13,421,575     .42     .41
                     ----------   ----------   -----------   --------      --------                               -----   -----
                     $  120,435   $  56,074    $    64,361   $  3,576      $ 22,209    13,019,984    13,113,795   $1.71   $1.69
                     ==========   ==========   ===========   ========      ========                               =====   =====

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(table dollar amounts in thousands, except share data)

================================================================================

NOTE 21

SUBSEQUENT EVENT

      Effective January 1, 2003, the Corporation formed Merchants Trust Company, National Association ("MTC"), a wholly-owned subsidiary of the Corporation, through a capital contribution totaling approximately $2,038,000. On January 1, 2003, MTC purchased the trust operations of First Merchants, First National and Lafayette for a fair value acquisition price of $20,687,000. MTC unites the trust and asset management services of all affiliate banks of the Corporation. All intercompany transactions related to this purchase by MTC will be eliminated in the consolidated financial statements of the Corporation.

================================================================================

STOCKHOLDER INFORMATION

================================================================================

First Merchants Corporation is a financial holding company headquartered in Muncie, Indiana. It was organized in September, 1982, as the bank holding company for Merchants National Bank of Muncie, now First Merchants Bank, National Association. Since its organization, First Merchants Corporation has grown to include nine affiliate banks with 69 locations in 18 Indiana counties and one Ohio county, a multi-line insurance agency, a title insurance company and a trust company.

Subsidiaries of the Corporation include First Merchants Bank, National Association in Delaware and Hamilton Counties, The Madison Community Bank in Madison County, First United Bank in Henry County, The Union County National Bank of Liberty (with offices in Union, Fayette, Wayne and Oxford (OH) Counties), The Randolph County Bank, The First National Bank of Portland in Jay County, Decatur Bank & Trust Company in Adams County, Frances Slocum Bank and Trust Company (with offices in Wabash, Howard and Miami Counties) and Lafayette Bank and Trust Company (with offices in Carroll, Jasper, White and Tippecanoe Counties). The Corporation also operates First Merchants Insurance Services, a full-service property casualty, personal lines, and healthcare insurer, headquartered in Muncie, Indiana, and is a majority owner of the Indiana Title Insurance Company, LLC, a title insurance agency.

Effective January 1, 2003, First Merchants Corporation formed Merchants Trust Company, National Association. This unites the trust and asset management services of all affiliate banks of the Corporation and represents one of the largest trust companies in the state of Indiana, with assets in excess of $1.3 billion. Merchants Trust Company provides a full range of trust and investment services for individuals, families, businesses, and not-for-profit organizations. In addition, Merchants Trust Company specializes in turn-key retirement plans, including pension plans, profit sharing, 401(k) and 403(b) plans, cross-tested plans, and cash balance plans.

First Merchants Corporation is one of only two Indiana-based companies listed among America's Finest Companies, an investment guide published by The Staton Institute. First Merchants continues to receive an A+ rating from Standard & Poor's for its common stock (NASDAQ symbol FRME) and Blue Ribbon status for all affiliate banks from independent bank-rating service Veribanc. At the end of 2002, First Merchants Corporation has accomplished 27 years of consecutive increased earnings.

First Merchants Corporation's operating philosophy is to be client focused, value driven, plan disciplined, and managed for achievers from both an employee and shareholder perspective.


                                Corporate Office
                             200 East Jackson Street
                              Muncie, Indiana 47305

                                  765-747-1500
                         http://wwww.firstmerchants.com

================================================================================

ANNUAL MEETING, STOCK PRICE & DIVIDEND INFORMATION

================================================================================

First Merchants Corporation currently provides services through 69 offices located in Adams, Delaware, Carroll, Fayette, Hamilton, Henry, Howard, Boone, Jasper, Jay, Madison, Miami, Wabash, Wayne, White, Randolph, Tippecanoe and Union counties in Indiana and Butler County in Ohio.

The 2003 Annual Meeting of Stockholders
of First Merchants Corporation
will be held...

Thursday, April 10, 2003 at 3:30 p.m.

Horizon Convention Center
401 South High Street
Muncie, Indiana

STOCK INFORMATION
                                                                         PRICE PER SHARE
    QUARTER                                      HIGH                              LOW                     DIVIDENDS DECLARED(1)
================================================================================================================================
                                         2002             2001            2002             2001           2002             2001
                                      -------------------------        --------------------------    ---------------------------
First Quarter  .............          $  25.76         $  22.90        $   20.95        $   18.99    $    .22         $    .22
Second Quarter .............             28.71            21.70            24.29            19.72         .22              .22
Third Quarter ..............             28.75            23.57            21.43            19.96         .23              .22
Fourth Quarter .............             25.47            23.78            21.66            21.57         .23              .22

(1) The Liquidity section of Management's Discussion & Analysis of Financial Condition and Results of Operations and Note 14 to Consolidated Financial Statements include discussions regarding dividend restrictions from the bank subsidiaries to the Corporation.

The table above lists per share prices and dividend payments during 2002 and 2001. Prices are as reported by the National Association of Securities Dealers. Automated Quotation - National Market System.

Numbers rounded to nearest cent when applicable.

================================================================================

COMMON STOCK LISTING & MARKET MAKERS

================================================================================

COMMON STOCK LISTING

First Merchants Corporation common stock is traded over-the-counter on the NASDAQ National Market System. Quotations are carried in many daily papers. The NASDAQ symbol is FRME (Cusip #320817-10-9). At the close of business on January 31, 2003, the number of shares outstanding was 16,323,429. There were 2,890 stockholders of record on that date.

General stockholder inquiries

Stockholders and interested investors may obtain information about the Corporation upon written request or by calling:

Mr. Brian Edwards
Shareholder Relations Officer
First Merchants Corporation
P. O. Box 792
Muncie, Indiana 47308-0792
765-741-7278
1-800-262-4261 Ext. 7278
Stock transfer agent and registrar
American Stock Transfer & Trust Company
59 Maiden Lane, 1st Floor
New York, NY 10038

MARKET MAKERS

The following firms make a market in First Merchants Corporation stock:

First Tennessee Securities
Geduld, LLC
Keefe, Bruyette & Woods, Inc.
Knight Securities, L.P.
Herzog, Heine, Geduld, Inc.
Howe Barnes Investments, Inc.
Sandler O'Neill & Partners
NatCity Investments, Inc.
RBC Capital Markets
Spear, Leeds, & Kellog
Stifel, Nicolaus & Company, Inc.

================================================================================

FORM 10-K AND FINANCIAL INFORMATION

================================================================================

FORM 10-K AND FINANCIAL INFORMATION

First Merchants Corporation, upon request and without charge, will furnish stockholders, security analysts and investors a copy of Form 10-K filed with the Securities and Exchange Commission.

The Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the commission, including the Corporation; that address is http://www.sec.gov

Please contact:
Mr. Mark Hardwick
Senior Vice President
and Chief Financial Officer

First Merchants Corporation
P. O. Box 792
Muncie, Indiana 47308-0792

765-751-1857
1-800-262-4261 Ext. 1857


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